Mitsubishi UFJ Lease & Finance Co. Ltd.
MUFG 5-1,Marunouchi, 1-Chome, Chiyoda-ku Tokyo, 100-6525, Japan
Ship Finance Department
Tel 03-6865-3037/Fax 03-6895-5301
Registration number : Chief of Kanto Local Finance Bureau (9) No.00330

7 July, 2009

Messrs. Bao Shun Shipping S.A.
Attn :Mr. Li Honglin
Ms. Xue Ying

PRIVATE and CONFIDENTIAL

Re: Financing for New Building project for 13,000dwt RORO MPP Carrier

Dear Sirs,

We are taking our great pleasure in advising you of the finance terms in connection with your purchase project of a Bulk carrier as following terms and conditions.

1. Type of Finance Transaction :
   Mortgage Loan (the "Loan")

2. Vessel :
   One (1) x 32,379dwt Bulk Carrier to be sold by Mario Shipping Corporation (the "Seller") with its name of "ANGEL ACCORD".

3. Purchase Price :
   USD20,700,000.-

4. Parties :

a. Borrower	:Bao Shun Shipping S.A.
b. Lender	:a Panamanian subsidiary company of Mitsubishi UFJ Lease & Finance Company Limited
c. Guarantors	:Pioneer Creation Holdings Limited. Winland Online Shippging Holdings Corporation Skyace Group Limited. Plentimillion Group Limited. Mr. Li Honglin Ms. Xue Ying

5. Statement of Intent :
   This Term Sheet is intended to establish the basic terms of the above mentioned facility ("the Credit"), but should not be construed as including all the conditions and terms to which the Credit will be subject. Such terms will be contained in the definitive agreemet(s) to be negotiated, executed and delivered in form and substance satisfactory to both parties and their legal counsel ("the Definitive Agreement(s)"). This Term Sheet will be binding on the parties with respect to the terms set forth herein and the parties agree to negotiate the Definitive Agreement(s) in good faith within the context of the terms and conditions outlined in this Term

Sheet. This Term Sheet supersedes all previous conversations and negotiations between the Lender, the Borrower and the Guarantor regarding this matter.

6. Flag of the Vessel :
   Panama

7. Class of the Vessel :
   NK or any other international Class Society which is satisfactory to the Lender

8. Delivery of the Vessel :
   August 2009 (the "Delivery Date") under the Memorandum of Agreement (defined hereinafter).

9. Loan Amount :
   Japanese Yen amount equivalent to United States Dollars amount of Fourteen Million Four Hundred and Ninety Thousand (USD14,490,000.-) as a maximum amount, which amount shall not exceed 70% of the Purchase Price under the Memorandum of Agreement which was contracted as of 3rd June, 2009 by and between Winland Shipping Co., Ltd. and the Seller (the "Memorandum of Agreement")
   The Loan Amount means the outstanding principal amount which the Borrower are owing to the Lender at any relevant time.

10. Currency :
   Japanese Yen (JPY)

11. Installment :
   The Loan shall be made by the Lender as follows ;
   Japanese Yen amount equivalent to USD14,490,000.- will be disbursed on or after the delivery of the Vessel under the Memorundum of Agreement.

12. Loan Period & Repayment :
   The Loan period will commence on the date of the advance of the installment of Japanese Yen amount equivalent to USD14,490,000.- and terminate on the seventh (7th) anniversary of the Delivery of the Vessel.
   The Loan Amount and all accured interest are due in full on the earlier of the seventh (7th) anniversary of the Delivery of the Vessel or earlier on the happening of an Event of Default as defined Security Documents or the Loan Agreement.
   The Loan Amount shall be repaid by a eighty four (84) consecutive monthly equal installment from the numerically corresponding calendar day of one (1) calendar month after the Delivery Date (the "Repayment Date") with a lesser Japanese Yen amount equivalent to USD5,269,068 or 36.37% of the Loan Amount as a balloon payment on the last Repayment Date.
   (See attached Repayment Schedule)

13. Interest Rate :
   Interest Rate on the Loan Amount shall be floating and quoted every month. Interest shall accrue on the unpaid principal balance at the rate of two point three percent

(2.30%) p.a. above our Japanese Yen LIBOR for one (1) month quoted by Lender's designated bank.

14. Interest Payment :

Interest amount shall be paid on the last day of each Interest Period. The Interest Period is every month period commencing on the Drawdown Date and ending on the date numerically corresponding calendar date falling one (1) calendar month from the Delivery Date thereafter. The Borrower shall pay to the Lender the aggregate amount of interest on the Loan Amount on each interest payment date.

15. Prepayment Option :

Borrower may, before the expiry of Loan Period, terminate the Loan on the last day of the Interest Period with 30 days prior written notice, PROVIDED THAT the outstanding indebtedness and the following premium shall be paid to the Lender.

1st – 3rd year	: 1.0%	x Outstanding Balance of the Loan Amount
4th – 5th year	: 0.5%	x Outstanding Balance of the Loan Amount
After	: nil	

16. Management Fee:

The Borrower shall pay to the Lender **the Management Fee** which is one percent (1.00%) of the Loan Amount. The Borrower shall pay the Management Fee within Seven (7) days after the signing of the Loan Agreement.

17. Tax, Cost Fees, etc. :

This is net finance transaction and all payment by the Borrower shall be on a net basis to the Lender. The Borrower shall bear any and all costs and expenses related to the Vessel, including but not limited to taxes (including withholding tax), duties, assessments and governmental charges imposed by any competent authority. The Borrower shall also bear any and all fees and costs of operation, maintenance and repair, insurance and any other charges related to the use of the Vessel.

18. Cost and expenses :

Any and all cost and expenses in connection with this transaction, including all legal fees, out-of-pocket expenses, registration fee of the Vessel Mortgage are for account of the Borrower.

19. Security :

A) First Preferred Panamanian Mortgage on the Vessel
B) Assignment of Insurance (H&M, War&Strikes and P&I with Loss Payable Clause)
C) Letter of Guarantee issued by Pioneer Creation Holdings Limited.
D) Letter of Guarantee issued by Winland Online Shipping Holdings Corporation.
E) Letter of Guarantee issued by Skyace Group Limited.
F) Letter of Guarantee issued by Plentimillion Group Limited.
G) Letter of Guarantee issued by Mr. Li Honglin.
H) Letter of Guarantee issued by Ms. Xue Ying.

20. Clause

A) Acceleration Clause will be applied to the Loan Agreement.

B) The Guarantor assume an obligation jointly and severally with the Borrower as of principal obligor.
The Guarantor shall not cancel, terminate, alter, amend or modify the Letter of Guarantee.

21. Insurance :
During the Loan Period, the Borrower shall keep the Vessel insured against all risks until all its indebtedness to the Lender is completely paid off. The said Insurance shall cover the amount not less than 120% of the Loan Amount and with such insurance company at satisfactory to the Lender(including the Loss Payable Clause).

22. Range of Guarantee :
All covenants, agreements, warranties, conditions, obligations and provisions on the part of the Borrower to be performed, observed or complied with under the Loan agreement to be contracted between the Borrower and the Lender (the "Loan Agreement") and other relevant documents as difined in the Loan Agreement (the "Finance Documents") including, without limitation, the due and punctual payment of the principal and interest and other sums payable in accordance with the terms of the Loan Agreement and perfomance of all of the Borrower's obligations under the Finance Documents now or in the future due, owing or incurred in whatsoever manner, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety together with all liabilities in respect of interest and all costs, charges and expenses incurred in connection with those obligations.

23. Covenants :
Covenants shall be customarily by Lender in transaction of this nature and shall include, but are not limited to;
1) The Borrower shall ensure the Guarantors to upon demand by the Lender deliver to the Lender their audited annual accounts and all other reports issued by them to their shareholders or creditors;
2) The Borrower shall, promptly on request, furnish the Lender with a copy of the most up-to-date the registration certificate of the Vessel in Panama:
3) The Borrower shall, promptly on request, furnish the Lender with a copy of survey reports of the Vessel.
4) The Borrower shall maintain a certification of classification on the Vessel from NK or other classification society acceptable to us.
5) The Borrower and the Guarantors shall perform the conditions of the other documents contracted with the Lender before the Drawdown Date.

24. Applicable Law :
English Law
Some security agreements will be governed by the local laws.

25. The terms and conditions set out above are always subject to the followings :
A) Satisfactory documentation to us;
B) Purchase Price shall be mutually agreed betweenWinland Shippging Co., Ltd. and the Seller;
C) This indication is valid until last day of August 2009 and are held our option

MUFG 5-1,Marunouchi, 1-Chome, Chiyoda-ku Tokyo, 100-6525, Japan
Ship Finance Department
Tel 03-6865-3037/Fax 03-6895-5301
Registration number : Chief of Kanto Local Finance Bureau (9) No.00330

withdraw due to the market condition and our availability of financing.

Yours faithfully,

Signed by KAZUO SHIBAYAMA)
General Manager)
of Ship Finance Department of)
Mitsubishi UFJ Lease & Finance Company Limited)

Accepted and Confirmed by Li Honglin)
Director and President)
of Bao Shun Shipping S.A.)

Accepted and Confirmed by)
Mr. Li Honglin)
)

Accepted and Confirmed by)
Ms. Xue Ying)
)

Mitsubishi UFJ Lease & Finance Co. Ltd.
MUFG
5-1,Marunouchi, 1-Chome, Chiyoda-ku Tokyo, 100-6525, Japan
Ship Finance Department
Tel 03-6865-3037/Fax 03-6895-5301
Registration number : Chief of Kanto Local Finance Bureau (9) No.00330

REPAYMENT SCHEDULE OF VESSEL

Time	Date	Principal Repayment JPY amount equivalent to USD	Outstanding of the Loan Balance JPY amount equivalent to USD
			USD 14,490,000
1	1 month from the Delivery Date	USD 109,773	USD 14,380,227
2	2months from the Delivery Date	USD 109,773	USD 14,270,454
3	3months from the Delivery Date	USD 109,773	USD 14,160,681
4	4months from the Delivery Date	USD 109,773	USD 14,050,908
5	5months from the Delivery Date	USD 109,773	USD 13,941,135
6	6months from the Delivery Date	USD 109,773	USD 13,831,362
7	7months from the Delivery Date	USD 109,773	USD 13,721,589
8	8months from the Delivery Date	USD 109,773	USD 13,611,816
9	9months from the Delivery Date	USD 109,773	USD 13,502,043
10	10months from the Delivery Date	USD 109,773	USD 13,392,270
11	11months from the Delivery Date	USD 109,773	USD 13,282,497
12	12months from the Delivery Date	USD 109,773	USD 13,172,724
13	13months from the Delivery Date	USD 109,773	USD 13,062,951
14	14months from the Delivery Date	USD 109,773	USD 12,953,178
15	15months from the Delivery Date	USD 109,773	USD 12,843,405
16	16months from the Delivery Date	USD 109,773	USD 12,733,632
17	17months from the Delivery Date	USD 109,773	USD 12,623,859
18	18months from the Delivery Date	USD 109,773	USD 12,514,086
19	19months from the Delivery Date	USD 109,773	USD 12,404,313
20	20months from the Delivery Date	USD 109,773	USD 12,294,540
21	21months from the Delivery Date	USD 109,773	USD 12,184,767
22	22months from the Delivery Date	USD 109,773	USD 12,074,994
23	23months from the Delivery Date	USD 109,773	USD 11,965,221
24	24months from the Delivery Date	USD 109,773	USD 11,855,448
25	25months from the Delivery Date	USD 109,773	USD 11,745,675
26	26months from the Delivery Date	USD 109,773	USD 11,635,902
27	27months from the Delivery Date	USD 109,773	USD 11,526,129
28	28months from the Delivery Date	USD 109,773	USD 11,416,356
29	29months from the Delivery Date	USD 109,773	USD 11,306,583
30	30months from the Delivery Date	USD 109,773	USD 11,196,810
31	31months from the Delivery Date	USD 109,773	USD 11,087,037
32	32months from the Delivery Date	USD 109,773	USD 10,977,264
33	33months from the Delivery Date	USD 109,773	USD 10,867,491
34	34months from the Delivery Date	USD 109,773	USD 10,757,718
35	35months from the Delivery Date	USD 109,773	USD 10,647,945
36	36months from the Delivery Date	USD 109,773	USD 10,538,172
37	37months from the Delivery Date	USD 109,773	USD 10,428,399
38	38months from the Delivery Date	USD 109,773	USD 10,318,626
39	39months from the Delivery Date	USD 109,773	USD 10,208,853
40	40months from the Delivery Date	USD 109,773	USD 10,099,080
41	41months from the Delivery Date	USD 109,773	USD 9,989,307
42	42months from the Delivery Date	USD 109,773	USD 9,879,534
43	43months from the Delivery Date	USD 109,773	USD 9,769,761
44	44months from the Delivery Date	USD 109,773	USD 9,659,988
45	45months from the Delivery Date	USD 109,773	USD 9,550,215
46	46months from the Delivery Date	USD 109,773	USD 9,440,442

Mitsubishi UFJ Lease & Finance Co. Ltd.
MUFG
5-1,Marunouchi, 1-Chome, Chiyoda-ku Tokyo, 100-6525, Japan
Ship Finance Department
Tel 03-6865-3037/Fax 03-6895-5301
Registration number : Chief of Kanto Local Finance Bureau (9) No.00330

Time	Date	Principal Repayment JPY amount equivalent to USD	Outstanding of the Loan Balance JPY amount equivalent to USD
47	47months from the Delivery Date	USD 109,773	USD 9,330,669
48	48months from the Delivery Date	USD 109,773	USD 9,220,896
49	49months from the Delivery Date	USD 109,773	USD 9,111,123
50	50months from the Delivery Date	USD 109,773	USD 9,001,350
51	51months from the Delivery Date	USD 109,773	USD 8,891,577
52	52months from the Delivery Date	USD 109,773	USD 8,781,804
53	53months from the Delivery Date	USD 109,773	USD 8,672,031
54	54months from the Delivery Date	USD 109,773	USD 8,562,258
55	55months from the Delivery Date	USD 109,773	USD 8,452,485
56	56months from the Delivery Date	USD 109,773	USD 8,342,712
57	57months from the Delivery Date	USD 109,773	USD 8,232,939
58	58months from the Delivery Date	USD 109,773	USD 8,123,166
59	59months from the Delivery Date	USD 109,773	USD 8,013,393
60	60months from the Delivery Date	USD 109,773	USD 7,903,620
61	61months from the Delivery Date	USD 109,773	USD 7,793,847
62	62months from the Delivery Date	USD 109,773	USD 7,684,074
63	63months from the Delivery Date	USD 109,773	USD 7,574,301
64	64months from the Delivery Date	USD 109,773	USD 7,464,528
65	65months from the Delivery Date	USD 109,773	USD 7,354,755
66	66months from the Delivery Date	USD 109,773	USD 7,244,982
67	67months from the Delivery Date	USD 109,773	USD 7,135,209
68	68months from the Delivery Date	USD 109,773	USD 7,025,436
69	69months from the Delivery Date	USD 109,773	USD 6,915,663
70	70months from the Delivery Date	USD 109,773	USD 6,805,890
71	71months from the Delivery Date	USD 109,773	USD 6,696,117
72	72months from the Delivery Date	USD 109,773	USD 6,586,344
73	73months from the Delivery Date	USD 109,773	USD 6,476,571
74	74months from the Delivery Date	USD 109,773	USD 6,366,798
75	75months from the Delivery Date	USD 109,773	USD 6,257,025
76	76months from the Delivery Date	USD 109,773	USD 6,147,252
77	77months from the Delivery Date	USD 109,773	USD 6,037,479
78	78months from the Delivery Date	USD 109,773	USD 5,927,706
79	79months from the Delivery Date	USD 109,773	USD 5,817,933
80	80months from the Delivery Date	USD 109,773	USD 5,708,160
81	81months from the Delivery Date	USD 109,773	USD 5,598,387
82	82months from the Delivery Date	USD 109,773	USD 5,488,614
83	83months from the Delivery Date	USD 109,773	USD 5,378,841
84	84months from the Delivery Date	USD 109,773	USD 5,269,068
	84months from the Delivery Date	USD 5,269,068	USD 0

ashurst

Loan Agreement

Bao Shun Shipping S.A.
as Borrower

and

Dialease Maritime S.A.
as Lender

in respect of one 32,379 DWT Bulk Carrier currently known as m.v. ANGEL ACCORD to be renamed m.v. BAO SHUN

August____18____ 2009

CONTENTS

CLAUSE **PAGE**

1. DEFINITIONS AND INTERPRETATION ... 1
2. THE FACILITY ... 9
3. CONDITIONS PRECEDENT ... 9
4. DRAWDOWN PROCEDURES ... 10
5. INTEREST ... 11
6. REPAYMENT, PREPAYMENT AND CANCELLATION ... 12
7. PAYMENTS ... 15
8. TAXES ... 16
9. CHANGE IN CIRCUMSTANCES ... 17
10. FEES, EXPENSES AND STAMP DUTIES ... 18
11. REPRESENTATIONS AND WARRANTIES ... 20
12. UNDERTAKINGS ... 22
13. EVENTS OF DEFAULT ... 27
14. SET-OFF ... 32
15. NOTICES ... 33
16. CONFIDENTIALITY ... 34
17. CHANGES TO PARTIES ... 34
18. INDEMNITIES ... 35
19. MISCELLANEOUS ... 37
20. GOVERNING LAW AND SUBMISSION TO JURISDICTION ... 38

SCHEDULE 1 ... 40
Documentary Conditions Precedent ... 40
SCHEDULE 2 ... 43
Drawdown Notice ... 43
SCHEDULE 3 ... 44
Repayment Schedule ... 44

THIS LOAN AGREEMENT is made and executed as of 18 August, 2009

BETWEEN:

(1) **BAO SHUN SHIPPING S.A.**, a corporation organised and existing under the laws of the Republic of Panama, whose Registered Agent is International Shipping Bureau, Global Plaza Tower, 20th Floor, 50th Street, Suite E, Panama City, Republic of Panama (the **"Borrower"**); and

(2) **DIALEASE MARITIME S.A.**, a corporation organised and existing under the laws of the Republic of Panama, whose Registered Agent there is the law firm Morgan & Morgan, 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama (the **"Lender"**).

RECITALS

(A) The Seller (hereinafter defined) is, as of the date first above written, the sole and absolute owner of the whole of one 32,379 DWT Bulk Carrier known as m.v. **"ANGEL ACCORD"** which was registered under the laws and flag of Panama (the **"Vessel"**).

(B) Pursuant to a Memorandum of Agreement dated 3 June 2009 executed by the Seller as seller and the Borrower as purchaser nominated by Winland Shipping Co., Ltd. (the **"Memorandum of Agreement"**), the Seller agreed to sell the Vessel to the Borrower for the purchase price of US$20,700,000.00 (twenty million seven hundred thousand United States Dollars) (**"Purchase Price"**) in accordance with the following schedule:

   (a) US$2,070,000, being 10% of the Purchase Price (the **"First Deposit For Purchase Price"**) to be payable to Citibank Japan Ltd., Corporate Banking Division, and held in a joint account for the Seller and the Buyer within three (3) Banking Days of the date of signing the Memorandum of Agreement; and

   (b) US$18,630,000, being 90% of the Purchase Price (the **"Second Deposit For Purchase Price**) to be payable to the account of the Borrower or its nominated company established at Citibank Japan Ltd., Corporate Banking Division not later than 3 banking days prior to the expected Delivery Date of the.

Upon completion of the sale and purchase of the Vessel under the Memorandum of Agreement, the Vessel will be renamed as "BAO SHUN" and registered in the name of the Borrower under the laws and flag of Panama.

(C) The Borrower wishes to borrow from the Lender, and the Lender wishes to make available one advance to the Borrower, an amount not exceeding the Commitment Amount (hereinafter defined), to assist the Borrower in the purchase and acquisition of the Vessel from the Seller pursuant to the terms and conditions of the Memorandum of Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

"Advance" means the Advance to be disbursed in the Agreed Currency from the Lender to the Borrower hereunder on the Drawdown Date;

"Advisers" has the meaning given to it in clause 16 (Confidentiality);

"Agreed Currency" has the meaning given to it in clause 18.3(a) (Currency Indemnity);

"Applicable Rate" means any of the following rates, for the purpose of calculation of interest and with respect to each Interest Period or other relevant period, as selected by the Lender at its sole discretion:

(a) LIBOR; or

(b) the rate per annum (which rate is conclusively certified by the Lender) at which deposits in the Agreed Currency are offered to the Reference Bank by prime banks in the Interbank Eurocurrency Market, as selected by the Lender, at 11:00 A.M. (local time) two (2) Banking Days prior to the first day of such Interest Period or such relevant period or as of such other date and time as near thereto as practicably possible;

"Assignment of Insurance" means a security agreement in the nature of an assignment of the Insurance in respect of the Vessel, to be given by the Borrower to and in favour of the Lender, in a form and content satisfactory to the Lender;

"Auditors" means Weinberg & Company, P.A. or any other firm of accountants reasonably acceptable to the Lenders which the Borrower and Pioneer Creation Holdings Limited appoint in accordance with clause 12.2(a)(i) Financial Statements);

"Availability Period" means the period commencing on (and including) the date first above written and ending on (and including) the Commitment Last Day;

"Banking Day" means a day (other than Saturday and Sunday) on which dealings in the Agreed Currency are carried out in the Interbank Eurocurrency Market and which is also a day on which commercial banks are open for business in Tokyo, London, Hong Kong and such other cities as are relevant to the Lender's procurement of funding under or with respect to this Agreement;

"Commitment" means the Commitment Amount, as the same may be transferred, reduced, cancelled or terminated under this Agreement;

"Commitment Amount" means the Japanese Yen amount exchanged at the T.T.M. Rate as of the Delivery Date equivalent to Fourteen Million Four Hundred and Ninety Thousand United States Dollars (US$14,490,000), equal to seventy per cent (70%) of the Purchase Price;

"Commitment Last Day" means the last day of September 2009;

"Companies" means collectively the Borrower, the Corporate Guarantors and if the context requires, their respective Subsidiaries (if any) for the time being, and **"Company"** means individually any or each of them;

"Corporate Guarantors" means all the Guarantors other than Mr. Li Honglin and Ms. Xue Ying;

"Current Shareholder" means Plentimillion, the sole shareholder of the Borrower;

"Deed of Guarantee" means the joint and several guarantee to be executed by Pioneer Creation Holdings Limited, Winland Online Shipping, Skyace, Plentimillion, Mr. Li Honglin and Ms. Xue Ying in favour of the Lender, in a form and content satisfactory to the Lender;

"Default" means an Event of Default or a Potential Event of Default;

"Delivery Date" means a date, being a Banking Day, between August 1 2009 and September 30 2009, upon which the Vessel is actually delivered by the Seller to, and accepted by, the Borrower pursuant to the terms and conditions of the Memorandum of Agreement;

"Drawdown Date" means the Banking Day upon which the Advance is disbursed from the Lender to the Borrower required for the arrangement of payment of the Purchase Price payable under the relevant provisions of the Memorandum of Agreement, from the Lender to the Borrower pursuant to the terms of pursuant to clause 2 (Facility), as specified by the Borrower in the Drawdown Notice;

"Drawdown Notice" means a notice requesting the Advance in the form set out in schedule 2;

"Drawing" means a utilisation by the Borrower of a Facility;

"Environment" means any and all living organisms (including man), ecosystems, gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock and all other natural resources or part of such resources, including artificial or man-made buildings, structures or enclosures;

"Environmental Approval" means any consent required under or in relation to Environmental Laws;

"Environmental Laws" means all international, European Union, national, federal, state or local statutes, orders, regulations or other law or subordinate legislation or common law or guidance notes or regulatory codes of practice, circulars and equivalent controls including judicial interpretation of any of the foregoing concerning the Environment or health and safety which are in existence now or in the future and are binding at any time on each Company in the relevant jurisdiction in which that Company has been or is operating (including by the export of its products or its waste to that jurisdiction);

"Event of Default" means any event specified in clause 13.1 (List of Events);

"Facility" means the loan facility made available by the Lender under clause 2.1 (Facility);

"Final Repayment Date" means the eighty fourth (84th) Repayment Date;

"Finance Documents" means collectively:

(a) this Agreement;

(b) the Deed of Guarantee;

(c) the Memorandum of Agreement;

(d) the Security Documents; and

(e) any other document expressed to be made supplemental to and/or modifying any of the foregoing or entered into pursuant hereto or thereto,

and **"Finance Document"** means any of them;

"Financial Indebtedness" means (without double counting) any indebtedness in relation to or arising under or in connection with:

(a) any money borrowed (including any overdraft);

(b) any debenture, bond (other than a performance bond issued in the ordinary course of trading by one Company in relation to the obligations of another Company), note or loan stock or other similar instrument;

(c) any acceptance or documentary credit;

(d) any receivable sold or discounted (otherwise than on a non-recourse basis);

(e) the purchase price of any asset or service to the extent payable by a Company after the time of sale or delivery to a third party, where the deferred payment is:

(i) arranged as a method of raising finance; or

(ii) paid more than six months after the sale or delivery date;

(f) the sale price of any asset or service to the extent paid to a Company before the time of sale or delivery by the Company liable to effect that sale or delivery, where the advance payment is arranged as a method of raising finance;

(g) any finance lease, hire purchase, credit sale or conditional sale agreement;

(h) any amount payable by any Company in relation to the redemption of any share capital or other securities issued by it or any other Company, other than amounts payable to another Company;

(i) any amount raised under any other transaction having the commercial effect of a borrowing; or

(j) any guarantee of indebtedness of any person of a type referred to in paragraphs (a) to (i) (inclusive) above;

"Financial Year" means the period of 12 months ending on December respectively in each year;

"First Deposit For Purchase Price" has the meaning given to it in recital (B) above;

"First Preferred Panamanian Mortgage" means the mortgage in respect of the 32,379 DWT Bulk Carrier currently known as "ANGEL ACCORD" to be renamed as "BAO SHUN" and to be registered in Panama between the Borrower as owner and the Lender as mortgagee;

"Guarantors" means:

(a) Pioneer Creation Holdings Limited;

(b) Winland Online Shipping;

(c) Skyace;

(d) Plentimillion

(e) Mr. Li Honglin; and

(f) Ms. Xue Ying.

"Instalments" means eight-four (84) consecutive instalments of the Loan, which fall due on each of the Repayment Dates;

"Insurance" means (a) all contracts and policies of Hull and Machinery Insurance (such insurance shall be kept effective under the valued policies under which the Vessel shall be valued no less than one hundred and twenty per cent (120%) of the Loan Balance then outstanding), war risks, strikes and other insurance to be taken out from time to time by and in the name of the Borrower with any Insurer on and in respect of the Vessel and (b) all entries and contracts and certificates of entry of the Vessel to be made by and in the name of the Borrower in any P & I Club, pursuant to the provisions of the Vessel Mortgage; or (where the context requires) means any or each of the Borrower's rights, interests, titles, claims and/or benefits granted to or vested in the Borrower under the said contract(s) and policies of insurance and/or entry of the Vessel in the P & I Club;

"Insurer" means any such insurance company or underwriter or insurer as the Lender shall accept, with whom the Insurance (other than Insurance to be taken out with the P & I Club) shall from time to time be taken out on or in respect of the Vessel by the Borrower in accordance with the provisions of the Vessel Mortgage and of all relevant clauses of any of the other Finance Documents;

"Interest Payment Date" means the last day of the Interest Period;

"Interest Period" means each one (1) month period commencing on (and including) the Drawdown Date or in the case of subsequent Interest Periods, the immediately preceding Interest Payment Date and terminating on the numerically corresponding calendar dates falling one (1) calendar month from the Drawdown Date or in the case of subsequent Interest Periods, terminating on the relevant Interest Payment Date, PROVIDED THAT if the last day of any Interest Period is not a Banking Day, the immediately succeeding Banking Day shall be the last day of such Interest Period (unless such succeeding Banking Day falls in the next calendar month, in which event the last day of such Interest Period shall be the immediately preceding Banking Day) PROVIDED FURTHER THAT the last Interest Period shall end on the Maturity Date;

"Interest Rate" means the rate calculated in accordance with the provisions of clause 5 (Interest) at which interest is from time to time payable on the Advance or the Loan Balance;

"Japanese Yen", "Yen", "JPY" or "¥" means the lawful currency, during the Loan Period, of Japan.

"LIBOR" means for the purpose of calculation of interest and with respect to each Interest Period or other relevant period, the rate per month (which rate is conclusively certified by the Lender) at which deposits in Japanese Yen are offered by prime banks in London Interbank Eurocurrency Market selected by the Lender to the Reference Bank, in the amount equal to the Loan Balance to be outstanding during the said Interest Period or any relevant amount, for a period equal to such Interest Period or such relevant period at 11:00 A.M. (London Time) on the day two (2) London Banking Days prior to the first day of such Interest Period or such relevant period or as of such other date and time as near thereto as practicably possible;

"Loan" means, where the context so requires, (i) the aggregate amount of the Advance disbursed from the Lender to the Borrower in accordance with clause 2 (Facility) or (ii) the outstanding balance of such sum at any relevant time hereunder;

"Loan Balance" means the outstanding principal amount of the Loan owing to the Lender at any relevant time as reduced by repayment(s) and/or prepayment(s);

"Loan Period" means the period from (and including) Drawdown Date up to (and including) the date upon which all the Outstanding Indebtedness shall have been paid to the Lender or its successors or assigns in full and during which period all the covenants, terms and conditions set out (expressly or by implication) in this Agreement and in any other Finance Documents have been duly performed, observed and complied with;

"London Banking Day" means a day on which dealings are carried out in London Interbank Eurocurrency Market and which is also a day on which commercial banks are open for business in London;

"Management Fee" has the meaning given to it in clause 10.1 (Management Fee);

"Margin" means two point three per cent (2.30%) per annum;

"Material Adverse Effect" means any effect, event or matter:

(a) which is materially adverse to:

(i) the assets or financial condition of the Borrower or of the Companies (taken as a whole) or of Mr. Li Honglin or of Ms. Xue Ying;

(ii) the ability of the Borrower to perform any of its obligations under any Finance Document; or

(b) which results in any Security Document not providing to the Lender security over the assets expressed to be secured under that Security Document;

"Maturity Date" means the eighty fourth (84th) Repayment Date;

"Memorandum of Agreement" means the contract for the sale of the Vessel, executed by the Seller and the Winland Shipping Co., Ltd. and dated 3 June 2009, pursuant to which the Seller agrees to sell and deliver the Vessel to the Borrower as nominated buyer by Winland Shipping Co., Ltd.;

"Mr. Li Honglin" means Li Honglin, Director of Winland Online Shipping who resides at #2315 Summit Building No. 4 Shanghai Road, Zhongshan District, Dalian, P. R. China and whose Chinese passport number is G29710206;

"Ms. Xue Ying" means Xue Ying, who resides at #2315 Summit Building No. 4 Shanghai Road, Zhongshan District, Dalian, PRC and whose Chinese passport number is G19143872;

"Original Audited Accounts" means the original audited accounts of the Borrower and the Corporate Guarantors for the Financial Year ending 31 December 2008;

"Outstanding Indebtedness" means the aggregate from time to time of all sums of money, including, without limitation, the Loan Balance and interest thereon, owing from the Borrower to the Lender under this Agreement and any other Finance Documents to which the Borrower is a party;

"Outstanding Shares" means all of the shares of the capital stock of the Borrower which are at present held and/or will be held in the future by the Current Shareholder;

"Outstanding Share Certificates" means all certificates of the Outstanding Shares which are at present possessed and will be obtained in the future by the Current Shareholder;

"P & I Club" means any such protection and indemnity association or club as the Lender shall accept, in which association or club the Vessel shall be entered and shall continue to be entered in the name of the Borrower and with which association or club the Vessel shall be insured and shall continue to be insured, in accordance with all relevant provisions of the Vessel Mortgage and any of the other Finance Documents;

"Payment Currency" has the meaning given to it in clause 18.3(a) (Currency Indemnity);

"Pioneer Creation Holdings Limited" means Pioneer Creation Holdings Limited, a corporation organised and existing under the laws of the British Virgin Islands, having its registered office at P.O. Box 933,2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands;

"Plentimillion" means Plentimillion Group Limited, a corporation organised and existing under the laws of the British Virgin Islands, having its registered office at P.O. Box 3152, Road Town, Tortola, British Virgin Islands;

"Potential Event of Default" means an event which, with the giving of notice, the lapse of time, the making of any determination, the fulfilment of any other condition or any combination of the foregoing will, or could reasonably be expected to, constitute an Event of Default;

"Purchase Price" has the meaning given to it in recital (B) above;

"Reference Bank" means such prime bank or banks in Japan as the Lender may determine at its sole discretion at any time during the Loan Period;

"Repayment Date(s)" means the first Repayment Date, which is the numerically corresponding calendar day one (1) month after the delivery of the Vessel, and each day which is the numerically corresponding calendar day one (1) month thereafter, PROVIDED THAT:

(a) the last Repayment Date shall be the Maturity Date;

(b) if any Repayment Date is not a Banking Day, the immediately succeeding Banking Day shall be such Repayment Date (unless such succeeding Banking Day falls in the next calendar month, in which event such Repayment Date shall be the immediately preceding Banking Day); and

(c) if there is no such corresponding date in the relevant calendar month, that Repayment Date shall be the last Banking Day of such month;

"Second Deposit For Purchase Price" has the meaning given to it in recital (B) above;

"Security Documents" means collectively:

(a) the Assignment of Insurance (including any documents and instruments required to be delivered to the Lender under such Assignment);

(b) the Vessel Mortgage;

(c) Deed of Guarantee; and

(d) any other such document or documents creating, evidencing or granting a Security Interest in favour of the Lender as may have been or may hereafter be executed by any person to secure all or any of the Borrower's obligations to the Lender under this Agreement;

"Security Interest" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title, any other security interest or any other agreement or arrangement (including a sale and repurchase arrangement) having the commercial effect of conferring security;

"Seller" means Mario Shipping Corporation, a corporation organised and existing under the laws of Republic of Panama , having its registered office in Panama City, the Republic of Panama ;

"Skyace" means Skyace Group Limited, a corporation organised and existing under the laws of the British Virgin Islands, having its registered office at P.O. Box 3152, Road Town, Tortola, British Virgin Islands;

"Subsidiaries" means any company, corporation or other legal entity, 50% or more of the shares of the capital or equity of which are at any time owned by the Borrower and/or any Guarantor and **"Subsidiary"** means individually any or each of them;

"Taxes" means all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties, compulsory loans and withholdings (wherever imposed) and any charges in the nature of taxation together with interest thereon and penalties and fines in relation thereto, if any, and any payments made on or in relation thereof other than taxes on the overall net income of the Lender and **"Taxation"** shall be construed accordingly;

"Total Loss" means, in relation to the Vessel, (a) the actual or constructive or compromised or arranged total loss of the Vessel or (b) requisition for title or other compulsory acquisition of the Vessel other than requisition for hire or (c) capture, seizure, arrest, detention or confiscation of the Vessel by any government or by any persons acting or purporting to act on behalf of any government or by pirates or otherwise, unless the Vessel is released from such capture, seizure, arrest or detention within thirty (30) days after the occurrence thereof or (d) any other event which constitutes a total loss of the Vessel under the relevant policies of the Insurances;

"T.T.M. Rate" means the telegraphic transfer middle rate for United States Dollars to Japanese Yen determined by the Reference Bank;

"United States Dollars" or **"US$"** means the lawful currency of the United States of America;

"Vessel" has the meaning given to it in recital (A) above;

"Vessel Mortgage" means the First Preferred Panamanian Mortgage on the Vessel which shall be executed by the Borrower in favour of the Lender, in a form and content satisfactory to the Lender; and

"Winland Online Shipping" means Winland Online Shipping Holdings Corporation, a corporation organised and existing under the laws of Texas, the United States of America, having its registered office at 12841 Jones Road Suite 208, Houston, TX 77070 United States.

1.2 **Interpretation**

In this Agreement, unless a contrary intention appears:

(a) a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person's successors and permitted assignees or transferees;

(b) references to clauses and schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its schedules;

(c) a reference to (or to any specified provision of) any agreement or document is to be construed as a reference to that agreement or document (or that provision) as it may be from time to time, amended, varied, supplemented, restated or novated;

(d) a reference to a statute, statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute, statutory instrument or accounting standard or such provision thereof, as it may be amended or re-enacted from time to time;

(e) the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement; and

(f) words importing the plural shall include the singular and vice versa.

2. **THE FACILITY**

2.1 **Facility**

Subject to the other provisions of this Agreement, the Lender agrees to make available to the Borrower, on the Drawdown Date, Japanese Yen loan facility in a maximum aggregate principal amount not exceeding the Commitment Amount, which shall be available by way of one Advance.

2.2 **Purpose**

(a) The proceeds of the Advance must be used for the sole purpose of financing up to an amount equivalent to the Commitment Amount of the total Purchase Price of Twenty Million Seven Hundred Thousand United States Dollars (US$20,700,000), payable under the Memorandum of Agreement.

(b) The Lender shall not be obliged to enquire about, or be responsible for, the use or application of amounts borrowed under this Agreement.

3. **CONDITIONS PRECEDENT**

3.1 **Conditions Precedent**

(a) Subject to sub-clause (b) below, the Lender shall not be under any obligation to make the Advance available to the Borrower unless the Lender has received:

   (i) the Management Fee in full in accordance with clause 10.1 (Management Fee); and

   (ii) unless otherwise agreed by the Lender, all of the documents and information specified in Schedule 1 (Documentary Conditions Precedent) in a form and substance satisfactory to it no later than the third (3rd) Banking Day prior to the Drawdown Date.

(b) The Lender shall not be under any obligation to make the Advance available to the Borrower unless the Borrower has paid the First Deposit For Purchase Price and Second Deposit For Purchase Price to the Seller, from its own finance sources or its working capital as the case may be on the due date under the Memorandum of Agreement.

3.2 **Additional Conditions Precedent**

The obligation of the Lender to make the Drawing available is subject to the further conditions precedent that, on both the date of the Drawdown Notice and the Drawdown Date:

(a) no Default has occurred and is continuing or will occur as a result of making the Advance; and

(b) the representations and warranties set out in clause 11 (Representations and Warranties) which are made or repeated on those dates are true and accurate by reference to the facts and circumstances then subsisting and will remain true and accurate immediately after the Advance is made.

3.3 **Failure to Satisfy Conditions Precedent**

If the conditions referred to in clause 3.1 (Conditions Precedent) have not been fulfilled or waived in writing on or before the last day of the Availability Period for the Facility:

(a) all the Commitments will automatically be cancelled;

(b) the Lender will cease to have any obligation to make any Drawing available; and

(c) if the Drawdown Notice has been received by the Lender, the Borrower shall pay to the Lender an amount which the Lender may certify with evidence issued by any bank (such certificate to be conclusive and binding on the Borrower save for manifest error) as compensation for any direct loss, premium, penalty or cost incurred or to be incurred in liquidating or redeveloping deposits acquired to meet the drawdown requirement.

4. **DRAWDOWN PROCEDURES**

4.1 **Delivery of Drawdown Notices**

In order to utilise the Advance, the Borrower must deliver to the Lender a duly completed Drawdown Notice not later than 11.00 A.M. Tokyo time on the fifth (5th) Banking Day before the proposed Drawdown Date.

4.2 **Content of Drawdown Notice**

A Drawdown Notice delivered to the Lender must be in the form set out in schedule 2 (Drawdown Notice).

4.3 **Notices Irrevocable**

A Drawdown Notice once given may not be withdrawn or revoked.

4.4 **Warranty**

The Drawdown Notice shall be deemed to constitute a warranty by the Borrower that the representations and warranties stated in clause 11 (Representations and Warranties) (updated *mutatis mutandis*) are true and correct on the date of the Drawdown Notice as if made on such date by reference to facts and circumstances existing on such date, and that no Default has occurred and is continuing.

4.5 **Automatic Available Period**

The Advance shall be made only on a Banking Day until the last day of the Availability Period. If the Commitment Amount is undrawn by 11.00 am Tokyo time on the last day of the Availability Period for the Facility will be automatically cancelled.

4.6 **Adjustment**

In the event that the Second Deposit For Purchase Price payable by the Borrower to the Seller under the Memorandum of Agreement shall be reduced, the Lender shall have the option (without any obligation to do so) to reduce the amount of the Advance corresponding to such reduced amount of the Second Deposit For Purchase Price. In the event that the Second Deposit For Purchase Price payable by the Borrower to the Seller under the Memorandum of Agreement shall be increased, the Lender shall have no obligation to increase the Advance hereunder or make any additional loan.

5. **INTEREST**

5.1 **Rate**

The Interest Rate applicable to interest to be accrued on the Loan Balance for an Interest Period relative to such Loan Balance from the Drawdown Date is the rate per annum determined by the Lender to be the aggregate of the applicable:

(a) Margin; and

(b) Applicable Rate.

5.2 **Calculation**

Interest shall accrue on the Loan Balance, for each Interest Period from (and including) the Drawdown Date through to the Maturity Date and will accrue daily from and including the first day of an Interest Period and shall be calculated on the number of days elapsed on the basis of a 360 day year.

5.3 **Payment**

The Borrower will pay to the Lender on each Interest Payment Date, for the relevant Interest Period, in arrears, interest on the Loan Balance on each Interest Payment Date after the Drawdown Date at the Interest Rate applicable to the relevant Interest Period ending.

5.4 To Avoid Double Calculation

It is expressly agreed and confirmed that, in order to avoid double calculation of interest to be accrued for a certain Interest Period (the **"Current Interest Period"**), the first day of the immediately succeeding Interest Period shall not be computed for the numbers of days elapsed during the Current Interest Period.

5.5 Non-Banking Day

In the event that any Interest Payment Date should fall on a day which is not a Banking Day, such Interest Payment Date shall be extended to the immediately succeeding Banking Day, unless such Banking Day falls in the next calendar month, in which case the Interest Payment Date shall be the immediately preceding Banking Day.

5.6 Notification

The Lender will notify the Borrower of each determination of an Interest Rate (including a default rate) for each Interest Period under this clause 5 (Interest) as soon as reasonably practicable after any such determination is made.

5.7 Default Interest

Without affecting any other right, power or remedy of the Lender under or pursuant to this Agreement or any of the other Finance Documents, in the event that any amount (**"defaulted amount"**) payable under or pursuant to this Agreement or otherwise in respect of the Loan Balance (whether principal of, or interest on, the Loan Balance or any part thereof, or any other sum whatsoever payable hereunder) is not paid on its due date or on demand (if such amount shall become due and payable upon demand) or on the date of notice given by the Lender pursuant to clause 13 (Events of Default) or on such date as the Lender may specify in such notice, whichever comes first, such defaulted amount shall become payable in the Agreed Currency or in the currency in which they are incurred immediately; and the Borrower shall pay the said defaulted amount in the Agreed Currency or in the currency in which they are incurred together with interest accrued thereon during the period of such default (after as well as before judgment), such period consisting of the number of days actually elapsed after such due date or the date of such notice or the date specified in such notice, whichever comes first, until the full payment thereof, (a) at the interest rate of fourteen point six per cent (14.6%) per annum or (b) three per cent (3%) per annum above the Interest Rate in force immediately prior to such default, whichever is larger, on the basis of a year of 360 days.

In the event that the Lender suffers any loss of any kind whatsoever due to a delay in the payment of such defaulted amount, the Borrower shall pay a sum as shall be sufficient to cover such loss plus interest on such sum at the aforesaid rate from the date of such loss until such sum and interest are paid in full.

5.8 Compounding

Default interest will be payable on demand by the Lender and will be compounded at the end of each Interest Period.

6. REPAYMENT, PREPAYMENT AND CANCELLATION

6.1 Repayment

The Borrower shall repay all of the Advance by way of repayment of the Loan in accordance with clause 7 (Payments) below.

6.2 **Instalments**

Subject to the terms and conditions set forth in this Agreement, the Loan shall be repaid by the Borrower to the Lender by eighty-four (84) consecutive monthly Instalments on each of the relevant Repayment Dates.

The first Instalment shall be payable on the first Repayment Date and the succeeding Instalments shall be payable on the succeeding Repayment Dates. The final Instalment shall be payable on the Maturity Date.

The amount of each Instalment due on any Repayment Date (other than the Maturity Date) shall be the amount calculated by the following formula:

{[A] – [B]}x 1/[C]

[A]= the Advance disbursed from the Lender to the Borrower pursuant to clause 2(Facility) of this Agreement

[B]= the lesser of (a) Japanese Yen amount equivalent to USD5,269,068 and (b) thirty six point three seven per cent (36.37%) of the Commitment Amount

[C]= 84

If, after calculation of any amount under this clause, there is a fraction of less than One Japanese Yen (JPY 1), such fraction shall be rounded up to the nearest One Japanese Yen(JPY 1).

Notwithstanding the foregoing provision, the amount of the Instalment payable on the Maturity Date shall be the amount equal to the Loan Balance then outstanding on the Maturity Date.

6.3 **Banking Day**

In the event that any Repayment Date falls on a day which is not a Banking Day, such Repayment Date shall be extended to the immediately succeeding Banking Day, unless such Banking Day falls in the next calendar month, in which case the Repayment Date shall be the immediately preceding Banking Day.

6.4 **Voluntary Prepayment**

The Borrower may prepay all or any part of the Loan Balance at any time, provided that:

(a) such prepayment shall only be made on an Interest Payment Date;

(b) the Lender has received no less than thirty (30) Banking Days' irrevocable notice from the Borrower of the proposed date and amount of the prepayment;

(c) any partial prepayment is in a minimum amount of One Hundred Million Japanese Yen (JPY100,000,000) and, if greater, an integral multiple of Ten Million Japanese Yen (JPY10,000,000);

(d) if paid other than on the last day of any Interest Period, the Borrower indemnifies the Lender under clause 18.2 (General Indemnity);

(e) such prepayment shall only be made together with payment of (i) interest accrued on the Loan Balance to such prepayment date, (ii) all other sums which shall have become due on or prior to the date of such prepayment and (iii) the amount of the Prepayment Premium (as defined below) as a prepayment premium PROVIDED HOWEVER if such prepayment is made as a result of the circumstances provided under clause 9.2 (Market Collapse), then the Prepayment Premium need not be paid;

"Prepayment Premium" means:

(i) the amount equal to one per cent (1%) of the prepayment amount, if such prepayment is made from (and including) the Drawdown Date until (and including) the third anniversary of the Drawdown Date;

(ii) the amount equal to zero point five per cent (0.5%) of the prepayment amount, if such prepayment is made from (but excluding) the third anniversary of the Drawdown Date until (and including) the fifth anniversary of the Drawdown Date;

(iii) nil, if such prepayment is made after the fifth anniversary of the Drawdown Date;

(f) the Borrower shall also pay all costs incurred by the Lender in respect of such prepayment which shall include the costs of discharging and releasing the Vessel Mortgage and other security (if any) granted for the Loan, if the Vessel Mortgage and securities shall be, upon the prepayment of all of the Loan Balance, discharged and released pursuant to the terms thereof;

(g) once such notice is given by the Borrower to the Lender, such notice shall constitute the irrevocable agreement of the Borrower to prepay the amount in such notice as far as the description of the above items is accurate;

(h) the amount so prepaid shall not be available for reborrowing under this Agreement; and

(i) any partial prepayment shall be applied against the Instalments in inverse order of their maturity.

6.5 **Total Loss**

Notwithstanding anything to the contrary contained in this Agreement, if the Vessel becomes a Total Loss, the Borrower shall repay or pay to the Lender, within ninety (90) days of the occurrence of such Total Loss, the Loan Balance in full, together with (i) interest accrued on the Loan Balance to such prepayment date, (ii) all other sums which shall have become due on or prior to the date of such prepayment and (iii) the Prepayment Premium as provided in clause 6.4(e).

For the purpose of this Agreement:

(a) an actual total loss of the Vessel shall be deemed to have occurred at the actual date and time when the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported; and

(b) a constructive total loss shall be deemed to have occurred at the date and time when notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date

and time at which a total loss is subsequently adjudged by a competent court of law to have occurred.

7. PAYMENTS

7.1 By Borrower

On each date on which any amount is due from the Borrower under the Finance Documents, the Borrower shall pay that amount on that date to the Lender before 11:00 A.M. (Tokyo time) on the due date for payment and in immediately available cleared funds to the account that the Lender from time to time designates for that purpose.

7.2 No Set-off or Deductions

All payments made by the Borrower under the Finance Documents must be paid in full without set-off or counterclaim and not subject to any condition and free and clear of and without any deduction or withholding whatsoever. In the event that such deduction of withholding taxes or otherwise is required under existing or future laws as may apply, the Borrower shall forthwith pay to the Lender any additional amount that may be necessary to ensure that the net amount of the repayment of the Loan, interest and any other amount payable hereunder actually received by the Lender is equal to the amount that the Lender would have received had no withholding taxes or other taxes been withheld.

7.3 Banking Days for Payment

Subject to clause 6.3 (Banking Day), if any amount would otherwise become due for payment under any Finance Document on a day which is not a Banking Day, that amount shall become due on the immediately following Banking Day and all amounts payable under any Finance Document calculated by reference to any period of time shall be recalculated on the basis of that extension of time PROVIDED THAT if such next succeeding Banking Day falls in the next calendar month the due date thereof shall be the immediately preceding Banking Day.

7.4 Currency

The Borrower hereby acknowledges that this Agreement constitutes an international transaction in which the specification of the currency is of the essence. The payment obligations of the Borrower under this Agreement shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid upon prompt conversion to the currency in which payment shall be made under this Agreement under normal banking procedures does not yield the amount of such currency owing hereunder. In the event that any payment by the Borrower or any Guarantor whether pursuant to judgment or otherwise, upon conversion does not yield such amount of the currency, the Borrower shall pay such deficiency and the Lender shall have a separate cause of action against the Borrower for the additional amount necessary to yield the amount of such currency due and owing.

7.5 Application of Moneys

If any amount paid or recovered in relation to the liabilities of the Borrower under any Finance Document is less than the amount then due, the Lender shall apply that amount against amounts outstanding under the Finance Documents in the following order:

(a) first, to any unpaid fees and reimbursement of unpaid expenses of the Lender;

(b) second, to unpaid interest;

(c) third, to unpaid principal; and

(d) fourth, to other amounts due under the Finance Documents.

Any such application by the Lender will override any appropriation made by the Borrower.

8. TAXES

8.1 Gross Up

If any deduction or withholding for or on account of Taxes or any other deduction from any payment made or to be made by the Borrower to the Lender under any Finance Document is required by law, then the Borrower will:

(a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b) pay to the relevant Taxation or other authorities within the period for payment permitted by the applicable law, the amount which is required to be paid in consequence of the deduction (including the full amount of any deduction from any additional amount paid under this clause 8.1);

(c) promptly pay to the Lender an additional amount equal to the amount required to procure that the aggregate net amount received by the Lender will equal the full amount which would have been received by it if no such deduction or withholding had been made; and

(d) indemnify the Lender against any losses incurred by it by reason of:

  (i) any failure by the Borrower to make any deduction or withholding; or

  (ii) any such additional amount not being paid on the due date for payment of that amount.

8.2 Indemnity

Without prejudice to clause 8.1 (Gross Up), if, as a result of the introduction of, or a change in the interpretation or application of, any law or regulation relating to Taxation occurring after the date of this Agreement (or compliance by the Lender with any such law or regulation), the Lender (or any person on its behalf) is required to make any payment in relation to Tax (other than Tax on its overall net income) on or calculated by reference to the amount of any payment received or receivable by the Lender (or any person on its behalf) under any Finance Document (including under clause 8.1 (Gross Up)) or any liability in relation to any such payment is assessed, levied, imposed or claimed against the Lender (or any person on its behalf), the Borrower shall, on demand by the Lender, forthwith indemnify the Lender (or relevant other person) against that payment or liability and any losses incurred in connection with that payment or liability.

8.3 Filings

If the Borrower is required (or would in the absence of any appropriate filing be required) to make a deduction or withholding for or on account of Taxes or any other deduction contemplated by this clause 8, the Borrower and the Lender shall promptly file all forms and documents which the appropriate Tax authority may

reasonably require in order to enable the Borrower to make relevant payments under the Finance Documents without having to make that deduction or withholding.

8.4 **Tax Affairs**

Nothing in this clause 8 shall oblige the Lender to disclose any information to any person regarding its Tax affairs or Tax computations or interfere with the right of the Lender to arrange its Tax affairs in whatever manner it thinks fit.

9. **CHANGE IN CIRCUMSTANCES**

9.1 **Increased Costs**

In the event that any order of any court of competent jurisdiction, or any change in, or adoption of, any applicable law, order, regulation or regulatory requirement or any change in the official interpretation or application thereof by any governmental or other authority charged with the administration thereof or compliance by the Lender with any applicable order, direction, request or requirement (whether or not having the force of law) of any governmental or other authority shall:

(a) require the Lender to make an entry of any reserve;

(b) subject the Lender to Taxes or increase the Lender's liability to Taxes with respect to the transaction herein contemplated, the Advance, the Loan, or any part thereof or any interest thereon;

(c) change the basis of Taxation on the Lender with regard to payments of principal or interest or any sum due or to become due to the Lender under or pursuant to or in connection with this Agreement or any of the other Finance Documents or otherwise in respect of the Advance, the Loan or any part thereof (other than where the Taxes in effect after such change in basis is still a Tax on overall net income); or

(d) impose on the Lender any other condition affecting funds for the Advance, the Loan Balance or any part thereof, or any interest thereon,

and the result of any of the foregoing is (in the opinion of the Lender) either directly to increase the cost to the Lender in making or maintaining the funds for the Advance, the Loan or the Loan Balance available to the Borrower hereunder, or to reduce the amount of any payment received or receivable by the Lender, in either case by an amount which the Lender deems material,

then the Lender shall promptly give notice to the Borrower of the happening of such event, and the Borrower shall pay to the Lender, on demand from time to time, additional interest in such amount as the Lender may specify in such demand to be necessary to compensate the Lender for such increased cost or such reduction and the Borrower shall agree to change the interest rate to reflect such increased cost or reduction; provided always that the Borrower may prepay to the Lender within a period of thirty (30) days after receipt of such notice all (but not part only) of the Advance or the Loan Balance, together with accrued interest thereon to the date of prepayment. Any such demand as is referred to in this clause 9.1 may be made at any time before or after the end of any Interest Period or other period to which such demand relates and at any time before or after the repayment or prepayment of all or any part of the Advance or the Loan Balance.

9.2 Market Collapse

In the event that, by reason of circumstances as provided in clause 9.1 (Increased Costs) or otherwise affecting the London Interbank Eurocurrency Market generally, the Lender is or may be unable or encounters difficulty in obtaining funds in the London Interbank Eurocurrency Market or in the event that, by reason of disturbance of the transactions in the London Interbank Eurocurrency Market or any circumstances affecting the London Interbank Eurocurrency Market generally, it is or may be, in the opinion of the Lender, impossible or difficult for the Lender to make the Advance, the Loan or maintain the Advance or the Loan Balance available to the Borrower, if the Lender so requests, the Borrower shall discuss a solution in good faith with the Lender for the period not exceeding thirty (30) days after such request. If the Borrower and the Lender fail to reach any appropriate solution, the interest rate on the Advance or the Loan Balance during the Interest Period shall be equal to the Margin above the effective cost (expressed as an annual rate) to the Lender in funding the Advance or the Loan Balance for that Interest Period and the Borrower shall on the last day of the Interest Period pay the whole of the Advance or the Loan Balance then outstanding, all accrued interest thereon and all other sums payable hereunder (but without penalty or premium) and this Agreement shall terminate forthwith upon the full payment thereof.

9.3 Illegality

If it is or becomes contrary to any law or regulation for the Lender to make the Facility available or to maintain any Drawing or any Commitment, then the Lender may give notice to that effect to the Borrower, whereupon:

(a) the Borrower will forthwith prepay all of the Advance then outstanding, together with all interest accrued on the Advance and pay all other amounts due to the Lender under the Finance Documents (including under clause 18.2 (General Indemnity)); and

(b) the Lender's undrawn Commitments (if any) will immediately be cancelled and the Lender will have no further obligation to make the Facilities available.

9.4 Conclusive Evidence

The certificate, determination or opinion of the Lender concerning any of the matters referred to in this clause 9 shall, in the absence of any manifest error, be conclusive and binding on the Borrower.

10. FEES, EXPENSES AND STAMP DUTIES

10.1 Management Fee

(a) The Borrower shall pay to the Lender a management fee (the **"Management Fee"**) in an amount equal to one per cent (1%) of the Commitment Amount within seven (7) days from the signing date of this Agreement. The Management Fee shall be non-refundable.

(b) For the calculation of the payment amount in accordance with this clause, the payment date shall be the immediately succeeding Banking Day if any such payment date is not a Banking Day.

10.2 Initial Expenses

The Borrower will on demand pay to the Lender, whether or not the Advance is made, the amount of all costs and expenses (including legal fees, fees payable to the Lender's counsels, attorneys, accountants or other professionals and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by the Lender in connection with:

(a) the drafting, negotiation, preparation, production, execution, completion and registration of the Finance Documents, and all documents, matters and things referred to in, or incidental to, any Finance Document;

(b) any amendment, consent or suspension of rights (or any proposal for any of the same) relating to any Finance Document (and documents, matters or things referred to in any Finance Document);

(c) the investigation of any Default; and

(d) the Advance or the Loan.

10.3 **Enforcement Expenses**

The Borrower will on demand pay to the Lender, whether or not the Advance is made, the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) incurred by the Lender in connection with the preservation, enforcement or attempted preservation or enforcement of any of the Lender's rights under any Finance Document (and any documents referred to in any Finance Document).

10.4 **Stamp Duties, etc.**

The Borrower will on demand, whether or not the Advance is made, indemnify the Lender from and against any liability for any stamp, documentary, filing and other duties, fees and Taxes (if any) which are or may become payable in connection with any Finance Document, Advance or the Loan, including any such duties, fees and Taxes payable by the Lender.

10.5 **Payment of Costs and Expenses re: Vessel Mortgage, Insurance, etc.**

The Borrower hereby agrees to pay and ensure that the Borrower and the Guarantors shall be jointly and severally obliged to pay, without demand, to any such person as shall submit invoices and bills for the payment of fees, charges or expenses for the production or certification or modification of any document or instrument other than the Finance Documents (including, but not limited to, a letter of undertaking from an Insurer, and certificate of the provisional and permanent licence of the Vessel, of the preliminary and final registration of the Borrower's ownership of the Vessel and of the Vessel Mortgage) being prepared, produced and/or executed for the purpose of full satisfaction of all terms of, or transactions contemplated under, all of the Finance Documents. If neither the Borrower nor the Guarantors pay but the Lender incurs such fees, charges and/or expenses or any part thereof, the Borrower hereby agrees to pay on demand to the Lender such fees, charges and expenses, whether or not the Loan is advanced and whether or not the Lender has paid such fees, charges or expenses.

10.6 **Other Costs and Expenses**

The Borrower further agrees to bear, and to ensure that the Borrower and the Guarantors shall jointly and severally bear, all other costs and expenses whatsoever incurred in connection with the Loan, the Finance Documents or the Vessel.

11. REPRESENTATIONS AND WARRANTIES

11.1 Reliance

The Borrower represents and warrants as set out in the following provisions of this clause 11 and acknowledges that the Lender has entered into the Finance Documents and has agreed to provide the Loan in full reliance on those representations and warranties.

11.2 Incorporation

The Borrower is duly incorporated, validly existing and is in good standing under the law of the Republic of Panama and has the power to own its property and assets, including the Vessel, and carry on its business.

11.3 Power and Capacity

(a) The Borrower has full power and authority to enter into and execute this Agreement, to borrow the Advance, to incur indebtedness and to perform all its obligations under this Agreement, and has taken all necessary corporate or other action to authorise the borrowing of the Advance and incurring of indebtedness under this Agreement and the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligations of the Borrower in accordance with the terms thereof.

(b) The Borrower will, on or before the date of execution of each of the Finance Documents to which it is a party, have full power to enter into and execute each of the Finance Documents to which it is a party and have taken all necessary corporate and other action to authorise the execution, delivery and performance of the same; and each of the Finance Documents to which it is a party, when executed and delivered, will constitute the valid and binding obligations of the Borrower, in accordance with their respective terms.

11.4 No Contravention

Neither the execution and delivery by the Borrower or any Guarantor of any Finance Document to which it is respectively a party, nor the borrowing by the Borrower of the Advance or any part thereof, nor the incurring by the Borrower or any Guarantor of indebtedness or other obligation under this Agreement or the Deed of Guarantee, nor the performance or observance by the Borrower or any Guarantor of any of their respective obligations under or pursuant to any of the Finance Documents to which it is respectively a party, will or would:

(a) conflict with, or result in any breach of or default under, any provision of any law, order, agreement, instrument, franchise, concession, license, permit, liability, obligation or duty applicable to any of them or by which any of them is bound; or

(b) cause any limit on any of its borrowing, guaranteeing, mortgaging, charging or other powers (whether imposed by its constitutional documents or by agreement, instrument or otherwise), to be exceeded or limit the ability of its board of directors or officers to exercise any of such powers; or

(c) create or result in, or (except as expressly contemplated by the Finance Documents) oblige any of them to create any assignment, mortgage, charge, pledge, lien or other security interest or encumbrance on or in

respect of the whole or any part of their respective undertakings, properties, assets, revenues or rights, present or future.

11.5 **Consents and Government Approval**

(a) All (if any) consents, authorities, approvals, licenses, permits, resolutions and waivers by the holders of any class of shares in each Company or from any of the creditors of the Borrower, or from any other party to any relevant deed or document, or from any governmental or other authority required for the execution, delivery and performance of this Agreement and the other Finance Documents and in order for the Borrower to borrow the Advance and incur indebtedness under this Agreement, have been duly obtained and passed and are in full force, validity and effect, or, as the case may be, will have been duly obtained and passed and will be in full force and effect on or before the date of the execution of each relevant Finance Document.

(b) All necessary reports have been and will be timely and duly submitted to all relevant governments and authorities, and all necessary consents, approvals and waivers have been and will be obtained from all relevant governments and authorities in order for the Borrower to use the Advance or any part thereof.

(c) All consents and filings required for the conduct of its business as presently conducted have been obtained and are in full force and effect.

11.6 **No Defaults**

(a) No Default has occurred and is continuing.

(b) No event is continuing which constitutes a default or which with the giving of notice or the lapse of time or making of any determination or fulfilment of any condition could reasonably be expected to constitute a default under any agreement or document to which any Company is party.

(c) Neither the Borrower nor any Guarantor is in breach of or in default under any law or order applicable to it or under any agreement or other instrument to which it is a party or by which it or any of its respective assets or properties may be bound or affected or to which any other person is a party for whom it is responsible by reason of any guarantee, indemnity, law or order.

11.7 **Litigation**

No dispute, litigation, arbitration or administrative proceeding is current or pending or, so far as it is aware, threatened against any Company.

11.8 **Environment**

(a) Each Company is and has at all times been in compliance with all Environmental Laws and all Environmental Approvals necessary in connection with the ownership and operation of its business, if any, have been obtained and are in full force and effect.

(b) To the best of its knowledge and belief having made due and careful enquiry, there are no circumstances which could reasonably be expected to prevent any Company from complying with any Environmental Law or any Environmental Approval.

(c) To the best of its knowledge and belief, having made due and careful enquiry, there has been no act or omission by it, and no event or circumstance has arisen, in each case which has resulted in (or could result in) any third party taking any legal proceedings against or serving any notice on any Company under any Environmental Law or in the revocation, suspension, variation or non-renewal of, or in material expenditure being required in order to surrender, any Environmental Approval.

11.9 **Original Accounts**

The audited balance sheets and profit and loss statements of the Borrower and each of the Corporate Guarantors, respectively, most recently delivered to the Lender:

(a) have been prepared in accordance with accounting principles and practices generally accepted; and

(b) fairly represent the financial condition of each of the Borrower and the Corporate Guarantors, respectively, as at the date to which they were drawn up,

and there has been no material adverse change in the financial condition of any of the Borrower or any Guarantor, respectively, since the date to which those accounts were drawn up.

11.10 **Information**

The information furnished by the Borrower to the Lender in connection with the Facilities does not contain any factual statements which are materially incorrect and is not misleading.

11.11 **Material Adverse Change**

There has been no material adverse change since the date to which the Original Audited Accounts were prepared.

11.12 **Repetition**

The representations and warranties in this clause 11 are made on the date of this Agreement and shall be deemed repeated on the date of each Drawdown Notice, on each Drawdown Date and on the first day of each Interest Period, in each case by reference to the facts and circumstances existing on that date, except that the representations and warranties set out in clauses 11.7 (Litigation), 11.10 (Information) and 11.11 (Material Adverse Change) shall not be repeated after the Drawdown Date.

12. **UNDERTAKINGS**

12.1 **Duration of Undertakings**

The Borrower undertakes to the Lender in the terms of this clause 12 from the date of this Agreement until all amounts outstanding under the Finance Documents have been discharged and the Lender has no further Commitment or obligations under the Finance Documents.

12.2 **Affirmative Undertakings**

(a) Information and Accounting Undertakings

(i) Financial Statements

The Borrower shall, and shall procure that Pioneer Creation Holdings Limited shall, deliver to the Lender as soon as available upon demand by the Lender during the Loan Period, and in any event within 180 days after the end of each Financial Year, copies of the audited balance sheets and profit and loss statements of the Borrower and each of the Corporate Guarantors, all prepared in accordance with generally accepted accounting principles; and

(ii) Vessel Information

The Borrower shall, and shall ensure that the Companies shall:

(A) provide the Lender with accounting, financial and other such information relating to the Vessel as the Lender may from time to time reasonably request; and

(B) promptly on request, furnish the Lender with (i) a copy of the most up-to-date certificate of the Panamanian registration of the Vessel (ii) a copy of the most up-to-date certificate or documentary evidence of the registration of the ownership in the Borrower's name and of the Vessel Mortgage at the relevant authority of Panama, (iii) all such information as the Lender may from time to time require regarding the Vessel, its employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for the use or employment or otherwise concerning the Vessel and (iv) a valuation report of the Vessel by independent valuers acceptable to the Lender.

(iii) Defaults

(A) The Borrower will notify the Lender forthwith upon becoming aware of the occurrence of a Default and will from time to time on request supply the Lender with a certificate duly signed by any of its directors certifying that no Default has occurred and is continuing or, if that is not the case, setting out details of any Default which is outstanding and the action taken or proposed to be taken to remedy it.

(B) The Borrower shall, and shall ensure that any Guarantor shall, promptly inform the Lender of any Event of Default, or any Potential Event of Default, or any other occurrence of which it becomes aware which, in its reasonable opinion, would adversely affect the ability of it or any Guarantor fully to perform any of their respective obligations under or pursuant to this Agreement or any of the other Finance Documents to which any of them may be a party.

(iv) Notice of Delivery

The Borrower shall give not less than one (1) week's prior written notice to the Lender of the expected Delivery Date provided that the Borrower shall give a preliminary written notice to the Lender not less than two (2) weeks prior to the expected Delivery Date.

(v) Other Information

The Borrower will promptly deliver to the Lender:

(A) details of any litigation, arbitration, administrative or regulatory proceedings relating to it or any of its Subsidiaries;

(B) at the same time as it is sent to its creditors, any other document or information sent to any class of its creditors generally (excluding for this purpose creditors which are Companies); and

(C) any other information relating to the financial condition or operation of any Company which the Lender may from time to time reasonably request.

(b) Legal Compliance Undertaking

(i) The Borrower shall always comply with any and all conditions set out by the competent government, for and in connection with the borrowing by the Borrower or the advance by the Lender of the Loan or the execution or performance of this Agreement.

(ii) The Borrower shall ensure that (i) no later than the Delivery Date, the competent authority shall issue the interim Ships' Safety Management Certificate on the Vessel as required by ISM Code, (ii) within six (6) months from the Delivery Date, the competent authority shall issue the permanent Ships' Safety Management Certificate on the Vessel as required by ISM Code and (iii) no later than the Delivery Date, the competent authority shall issue, in favour of the company which engages in the operation and management of the Vessel, the Company's Document of Compliance as required by ISM Code. Promptly after the issuance, the Borrower shall provide the Lender with a photocopy of the interim Ships' Safety Management Certificate on the Vessel, the permanent Ships' Safety Management Certificate on the Vessel and the Company's Document of Compliance referred to above.

(iii) The Borrower shall take any and all procedures and steps so as to comply with the provisions of all laws, regulations and requirements from time to time applicable to the Vessel.

(iv) The Borrower shall unconditionally comply with any laws, regulations, orders, guidelines and conditions governing the transactions herein contemplated and as amended, newly enacted, established or made after the execution of this Agreement and shall indemnify the Lender and keep the Lender indemnified against any loss, damage and expenses suffered or incurred in connection therewith or arising therefrom.

(v) The Borrower will obtain and maintain in full force and effect all consents and filings required under any applicable law or regulation to enable it to perform its obligations under each Finance Document and for the validity, enforceability or admissibility in evidence of each Finance Document.

(c) Flag Change

(i) The Borrower, forthwith upon the first request of the Lender so to do, will procure the transfer of the Vessel to an alternative flag acceptable to the Lender in circumstances where the Lender is of the

reasonable opinion, based on the advice of the Lender's local counsel, that the security constituted by the Vessel Mortgage has been weakened or jeopardised by the changes to the law of the flag under which the Vessel is registered at that time and on such transfer of flag, the Borrower shall execute and deliver, or procure that there be executed and delivered, to the Lender such Finance Documents as the Lender may require which are equivalent to the security held by the Lender under the previous flag, at the cost and expense of the Borrower.

(ii) The Borrower, whenever requested by the Lender so to do (which requests shall be made by the Lender only at reasonable intervals), shall procure that evidence is delivered satisfactory to the Lender on the general condition and seaworthiness of the Vessel prepared by surveyors approved by the Lender (each such survey to be carried out at the Borrower's expense).

(d) Insurances

The Borrower shall do or cause to be done all other acts and things which are, in the Lender's opinion, necessary or desirable to assign to and confer upon the Lender all rights under, and the full benefit of the Insurance on or in respect of the Vessel. The Borrower hereby undertakes to procure that at all times throughout the Loan Period the Insurances in respect of the Vessel shall be satisfactory to the Lender and agree that, when necessary in the Lender's reasonable opinion, the Lender may, at the cost and expense of the Borrower, commission an independent insurance expert to review the Insurances of the Vessel and the Borrower hereby agrees to implement or procure such action as the Lender may require in relation to those Insurances after such review.

(e) Maintenance of Status and Authorisation

The Borrower will, and will procure that each of its Subsidiaries will, do all things necessary to maintain its corporate existence.

(f) Pari Passu Ranking

The Borrower will ensure that the claims of the Lender against it under the Finance Documents will at all times rank at least pari passu in right and priority of payment with the claims of all its other present and future unsecured and unsubordinated creditors (actual or contingent) except those whose claims are preferred solely by operation of law.

(g) Additional Security Undertakings

The Borrower shall, and shall ensure that the Guarantors shall, upon the request of the Lender, provide to the Lender any additional security which the Lender may at its sole discretion stipulate whether before or after the occurrence of any Event of Default.

12.3 **Negative Undertakings**

(a) Undertaking in relation to the Vessel

The Borrower shall not sell, transfer, assign or in any way dispose of all or part of or any share in the Vessel without the prior consent of the Lender, or permit any mortgage, charge, pledge or lien to exist upon the Vessel

(other than (a) under the relevant Finance Documents, (b) those approved by the Lender and (c) liens for current crews' wages and liens for salvage).

(b) Amalgamations and Joint Ventures

(i) The Borrower will not amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction.

(ii) The Borrower will not enter into any joint venture, partnership or similar arrangement with any person without the Lender's prior written consent.

(c) Change of Business

The Borrower will not make a material change to the nature of its business.

(d) Disposals

The Borrower will not (whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, license, lease out or otherwise dispose (each a **"disposal"**) of any of its assets or agree to do so, without the Lender's prior written consent, other than:

(i) any disposal on arm's length terms in the ordinary course of trading; and

(ii) any disposal of obsolete equipment no longer required for the purposes of the business carried on by the Borrower.

(e) Negative Pledge

The Borrower will not create or agree to create or permit to subsist any Security Interest over any part of its assets, other than:

(i) any Security Interest granted by the Finance Documents;

(ii) liens securing obligations no more than 30 days' overdue, arising by operation of law and in the ordinary course of trading;

(iii) Security Interests arising out of title retention provisions in a supplier's standard conditions of supply of goods where the goods in question are supplied on credit and are acquired by the relevant Company in the ordinary course of trading; and

(iv) Security Interests over goods and documents of title to goods arising in the ordinary course of documentary credit transactions entered into by a Company in the ordinary course of trading.

(f) Shareholding

The Borrower shall ensure that the Current Shareholder does not, without the prior written consent of the Lender, assign, transfer, sell, pledge, mortgage, hypothecate or otherwise dispose of any of the Outstanding Shares or the Outstanding Share Certificates.

(g) Documents

The Borrower shall not cancel, terminate, alter, amend or modify or cause or permit or suffer to be cancelled, terminated, altered, amended or modified any of the agreements (including, but not limited to, the Finance Documents) or other documents supplied to the Lender which are material in relation to this Agreement.

(h) Other Business

The Borrower shall not carry on nor engage in or be concerned with any business or activities except for those referred to in any of the Finance Documents and activities incidental thereto.

(i) Acquisitions

The Borrower will not acquire any assets or shares, without the Lender's prior written consent, other than:

(i) in the ordinary course of its trading activity; and

(ii) an asset acquired by the Borrower from another Company provided such acquisition is not otherwise restricted by this Agreement or any other Finance Document.

13. EVENTS OF DEFAULT

13.1 List of Events

Each of the events set out in this clause 13.1 constitutes an Event of Default, whether or not the occurrence of the event concerned is outside the control of the Borrower or any Guarantor.

(a) Payment Default

(i) The Borrower fails to pay on the due date any amount payable by it under any Finance Document at the place at which and in the currency in which it is expressed to be payable.

(ii) Any Guarantor fails to pay on demand any sum demanded by the Lender under the Deed of Guarantee.

(b) Breach of Other Obligations

(i) The Borrower fails to comply with any of its obligations under any Finance Document (whether or not the relevant obligation is enforceable against the Borrower), other than those specified in clause 13.1(a) (Payment Default) and, if that failure is in the opinion of the Lender capable of remedy, it is not remedied within fifteen (15) Banking Days of the earlier of:

(A) the Lender notifying the Borrower of that default; and

(B) the Borrower becoming aware of the relevant matter.

(ii) Any Guarantor fails to comply with any of its obligations under the Deed of Guarantee (whether or not the relevant obligation is enforceable against such Guarantor), other than those specified in clause 13.1(a)(ii) (Payment Default) and, if that failure is in the opinion of the Lender capable of remedy, it is not remedied within fifteen (15) Banking Days of the earlier of:

(A) the Lender notifying the Guarantors of that default; and

(B) any of the Guarantors becoming aware of the relevant matter.

(c) Misrepresentation

Any representation, warranty or statement which is made or deemed to be made by the Borrower in any Finance Document or is contained in any certificate, statement or notice provided under or in connection with any Finance Document is incorrect in any respect when made (or when deemed to be made or repeated) and, if the circumstances giving rise to that default are in the opinion of the Lender capable of remedy, they are not remedied within 15 Banking Days of the earlier of:

(i) the Lender notifying the Borrower of that default; and

(ii) the Borrower becoming aware of the relevant matter.

(d) Invalidity and Unlawfulness

(i) Any provision of any Finance Document is or becomes invalid or unenforceable for any reason or is repudiated or the validity or enforceability of any provision of any Finance Document is contested by any person (other than the Lender) or any party to any Finance Document denies the existence of any liability or obligation on its part under any Finance Document.

(ii) It is or becomes unlawful under any applicable jurisdiction for the Borrower or any Guarantor to perform or fulfil any of its covenants or obligations under any Finance Document to which it is a party, or for the Lender to exercise any of the rights, powers or remedies vested in it under or pursuant to any of the Finance Documents, or otherwise.

(e) Insolvency, Receivership, Administration and Arrangements with Creditors

(i) Any order is made, any resolution is passed or any other action is taken for the suspension of payments, protection from creditors or bankruptcy of any Company or Mr. Li Honglin or Ms. Xue Ying, including, without limitation, where the Borrower or any Guarantor stops payment to creditors generally, or is unable or admits inability to pay its debts when and as they fall due.

(ii) A petition for bankruptcy, corporate reorganisation, compromise or any other legal insolvency proceeding is filed against any Company or Mr. Li Honglin or Ms. Xue Ying with any competent court either by itself or by any person.

(iii) A liquidator, receiver or trustee, of any Company or of all or a substantial part of its assets, is appointed by any competent court or other authority.

(iv) Any creditor of any Company exercises a contractual right to take control over the whole or any substantial part of its respective business or to assume financial or managerial control thereof.

(v) Any encumbrancer takes possession of, or a receiver or administrator or similar officer is appointed over or in relation to, all

or any part of the assets of any Company or Mr. Li Honglin or Ms. Xue Ying.

(vi) A petition is presented, a meeting is convened, an application is made or any other step is taken for the purpose of appointing an administrator or receiver or other similar officer of, or for the making of an administration order in relation to any Company.

(vii) Any Company convenes a meeting of its creditors generally or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally.

Any Company proposes or enters into any negotiations for or in connection with the rescheduling, restructuring or re-adjustment of any indebtedness by reason of, or with a view to avoiding, financial difficulties PROVIDED ALWAYS that in relation to any Company, other than the Borrower or any Guarantor, an Event of Default shall only be triggered if the occurrence of the event in this sub-clause (e) could reasonably be expected to have a Material Adverse Effect on the Borrower or any Guarantor.

(f) Winding-Up

(i) Any meeting of the Borrower or any of the Corporate Guarantors is convened for the purpose of considering any resolution for (or to petition for) its winding-up or the Borrower or any of the Corporate Guarantors passes such a resolution.

(ii) A petition is presented for the winding-up of the Borrower or any of the Corporate Guarantors or an order is made for the winding-up of the Borrower or any of the Corporate Guarantors.

(g) Attachment or Process

An order or decree or judgment for attachment, provisional attachment or provisional disposal is enforced against any of the Borrower or any Guarantor, the Vessel or any assets or property owned by any of the Borrower or any Guarantor by any person with any competent court or other appropriate authority and such enforcement is not discontinued, cancelled, dismissed or discharged within thirty (30) consecutive days; or any *in rem* proceedings or arrest proceedings of any kind against the Vessel (whether before or after the delivery of the Vessel to the Borrower is initiated in any country and the Vessel is not released from such proceedings within 30 consecutive days.

(h) Cessation of Business

The Borrower or any of the Corporate Guarantors ceases, or threatens or proposes to cease, to carry on all or a substantial part of its business, or a substantial part of the business, property or assets of the Borrower or any Guarantor is seized or appropriated.

(i) Compulsory Acquisition

All or any part of the assets of any Company are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any central or local governmental authority and such occurrence could be expected to have a Material Adverse Effect on the Borrower or any Guarantor.

(j) Security Interests

(i) Any Security Interest affecting the business, undertaking or any of the assets of a Company becomes enforceable, whether or not steps are taken to enforce the same and such occurrence could be expected to have a Material Adverse Effect on the Borrower or any Guarantor.

(ii) The Borrower or any Guarantor does, suffers or omits anything the result of which, in the opinion of the Lender, may imperil the security created by any of the Finance Documents.

(iii) By reason of any order of any court of competent jurisdiction, or any change in, or extension of, any applicable law, order, regulation or regulatory requirement, or in the official interpretation or application by any governmental or other authority charged with the administration thereof, it appears to the Lender that it has or will become unlawful for the Lender to have, or be granted or allowed to have, any right, interest, power, security, remedy or claim which is or shall be in the future given or granted to the Lender under any of the Finance Documents against any of the Borrower or any Guarantor and/or the Vessel or any of the other property or assets of the Borrower or any Guarantor.

(k) Cross Default

Any Financial Indebtedness of the Borrower or any Guarantor:

(i) is not paid when due or within any originally applicable grace period in any agreement relating to that Financial Indebtedness; or

(ii) becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed on demand (or any commitment for any such indebtedness is cancelled or suspended) by reason of a default or event of default (however described).

(l) Litigation

Any litigation, arbitration or administrative proceeding is commenced by or against any Company or any Guarantor which is reasonably likely to be resolved against the relevant Company and if so resolved could reasonably be expected to have a Material Adverse Effect on the Borrower or any Guarantor.

(m) Material Adverse Change

At any time there occurs any event or default not mentioned in any of the provisions of this clause 13.1 which, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect.

(n) Modification, Suspension or Cancellation of Approvals, etc.

Any consent, authority, approval, licence, permit, resolution or waiver referred to in clause 11.5 (Consents and Government Approval) of this Agreement or otherwise in respect of any transaction or obligation contemplated in any Finance Document is modified in a manner unacceptable to the Lender or is wholly or partially revoked, withdrawn, suspended or terminated or expires and is not renewed or otherwise fails to remain in full force, validity and effect and such circumstances are considered by the Lender to be material.

(o) Change of Ownership

Any share of the capital stock of the Borrower or of any Corporate Guarantor is (without the prior written consent of the Lender) sold, transferred or assigned to, or pledged or hypothecated in favour of, or otherwise disposed of for the benefit of, any person other than the Lender; or (without the prior written consent of the Lender, such consent not to be unreasonably withheld) there is any change with regard to any director or officer of any of the Borrower or any of the Corporate Guarantors.

(p) Dishonour of Notes

Any promissory note or cheque issued by any of the Borrower or any Guarantor or any bill of exchange payable by any of the Borrower or any Guarantor is dishonoured.

(q) Failure to Insure

The Borrower fails to keep, throughout the Loan Period, the Vessel fully insured in accordance with the relevant provisions of the Vessel Mortgage.

(r) Failure to Class

The Borrower fails to keep, throughout the Loan Period, the Vessel classed as NK NS*(BC)/MNS* at *Nippon Kaiji Kyokai* or as the class similar to NK NS*(BC)/MNS* at such other international classification society as the Lender shall accept.

(s) Off-Hire

The Vessel is neither chartered, hired, used or employed by, nor is engaged in the carriage of goods for, any person other than any of the Borrower or any Guarantor, for more than three (3) consecutive months.

(t) Inability to Perform

The Borrower or any Guarantor becomes unable to perform any of its obligations under any Finance Document to which it is a party, in the judgment of the Lender.

(u) Events of Default under the Vessel Mortgage

Any event of default described in the relevant clause of the Vessel Mortgage occurs or exists.

(v) Delay in Delivery

The Vessel is not delivered, by any reason not attributable to the Seller but to the Borrower, from the Seller under the Memorandum of Agreement on or before the Commitment Last Day.

(w) Modification

The Borrower consents, without the prior written consent of the Lender, to any modification and/or amendment, which would involve a material alteration of the terms or conditions of any of the Finance Documents, and/or termination of any of the Finance Documents, or the Borrower waives, without the prior written consent of the Lender, any of the Borrower's rights and interest under any of the Finance Documents.

(x) Death or Incapacity of Mr. Li Honglin or Ms. Xue Ying

Mr. Li Honglin or Ms. Xue Ying dies or becomes incapacitated.

13.2 **Cancellation and Repayment**

At any time after the occurrence of an Event of Default (whether or not that Event of Default is then continuing), the Lender shall be entitled to exercise and enforce without further notice or demand all or any of the rights, powers and remedies under all or any of the Finance Documents then held by the Lender as security for the obligations of the Borrower under or pursuant to this Agreement if all amounts demanded by the Lender under this clause are not paid immediately or otherwise in accordance with such demand and may by notice to the Borrower do all or any of the following in addition and without prejudice to any other rights or remedies which it may have under any other Finance Document:

(a) terminate the availability of the Commitment Amount, whereupon the Commitment Amount shall cease to be available for drawing, the undrawn Loan shall be cancelled and the Lender shall not be under any obligation to make the Advance; and/or

(b) declare all or any of the Advance, accrued interest on the Advance and any other amounts then payable under any Finance Document to be immediately due and payable, whereupon those amounts shall become so due and payable; and/or

(c) declare all or any of the Advance to be payable on demand, whereupon the Advance shall become payable on demand.

14. **SET-OFF**

14.1 **Set-off Rights**

(a) Set-Off By Lender

The Lender may at any time after it has made a demand on the Borrower under this Agreement (without further notice to the Borrower), notwithstanding any settlement of account or other matter whatsoever:

(i) combine or consolidate all or any of the Borrower's or any Guarantor's then existing accounts with the Lender (whether ordinary, current, deposit, loan or of any other nature whatsoever, whether subject to notice or not, and which accounts may be terminated by the Lender at any time), and set off or transfer any sum standing to the credit of any one or more such accounts wherever situated, in or towards payment and satisfaction of all or any part of the Loan Balance, interest thereon, and other amounts payable to the Lender under or pursuant to this Agreement and the other Finance Documents, or otherwise in respect of the Loan (irrespective of the terms applicable to those accounts and whether or not those amounts are then due for repayment to the Borrower); and

(ii) set off any other obligations (whether or not then due for performance) owed by the Lender to the Borrower,

against any liability of the Borrower to the Lender under the Finance Documents.

(b) Legal Right of Set-Off

Nothing expressed or implied in this Agreement shall be regarded as in any way negating, prejudicing or otherwise affecting any right of set-off which the Lender may have as against the Borrower and/or any Guarantor as a matter of law.

14.2 **Different Currencies**

The Lender may exercise its rights under clause 14.1 (Set-off Rights) notwithstanding that the amounts concerned may be expressed in different currencies and the Lender is authorised to effect any necessary conversions at a market rate of exchange selected by it.

Where such combination, set-off or transfer requires the conversion of one currency into the Agreed Currency, such conversion shall be calculated by the Lender at the T.T.S. (including special discount of the Lender, if any) spot rate of exchange for the sale of the Agreed Currency quoted by the first class bank directed by the Lender to its customers in Tokyo on the date of the combination, set-off or transfer or, if the Tokyo foreign exchange market is not open on such day, on the immediately preceding day such market is open.

14.3 **Unliquidated Claims**

If the relevant obligation or liability is unliquidated or unascertained, the Lender may set off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

15. **NOTICES**

15.1 **Mode of Service**

Except as specifically provided otherwise in this Agreement, any notice, demand, consent, agreement or other communication (a **"Notice"**) to be served under or in connection with any Finance Document will be in writing and be:

(a) personally delivered; or

(b) sent by postage prepaid registered airmail or mail; or

(c) dispatched by fax, addressed, until further notice to other parties in writing of a change of address, as follows:

If to the Borrower:

c/o Winland Shipping Co., Ltd.
Winland Bldg No.305 Zhongshan Road,
Shahekou District, Dalian 116021,
Liaoning Province, PRC

Attention: Chairman
Tel: 86-411-3966-0000
Fax: 86-411-3966-0168

If to the Lender:

c/o Mitsubishi UFJ Lease & Finance Company Limited
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo, Japan

Attention: Ship Finance Department
Tel: 81-3-6865-3037
Fax: 81-3-6895-5301

15.2 **Deemed Service**

(a) Subject to sub-clause (b) below, a Notice will be deemed to be given as follows:

(i) if by letter, when delivered personally or on actual receipt; and

(ii) if by facsimile, when delivered.

(b) A Notice given in accordance with sub-clause (a) above but received on a day that is not a working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

15.3 **Language**

Each document, instrument, certificate, statement, notice, request, demand, consent or other communication referred to in this Agreement or to be delivered under or pursuant to this Agreement shall be in English.

16. **CONFIDENTIALITY**

Subject to clause 17.4 (Disclosure of Information), the parties will keep the Finance Documents and their subject matter confidential, except to the extent that they are required by law or regulation to disclose the same. The Lender agrees with the Borrower to hold confidential all information which it acquires under or in connection with the Finance Documents, except to the extent it is required by law or regulation to disclose it or it comes into the public domain (otherwise than as a result of a breach of this clause 16). The Lender may, however, disclose any such information to its auditors, legal advisers or other professional advisers (the **"Advisers"**) for any purpose connected with the Finance Documents, provided that the Lender takes reasonable steps to procure that each Adviser maintains the confidentiality of that information.

17. **CHANGES TO PARTIES**

17.1 **No Transfer by the Borrower or Guarantor**

This Agreement shall be binding upon, and enure to the benefit of, the Borrower, the Lender and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign any of their rights, benefits or obligations under or pursuant to this Agreement without the prior written consent of the Lender (which consent the Lender shall have liberty, at its discretion, to give or withhold).

17.2 **Transfers by the Lender**

(a) The Lender shall be entitled to assign, sub-participate or novate the whole or any part of its rights, benefits or obligations under or pursuant to this Agreement or any of the other Security Documents, provided that, in the case of any partial assignment or novation, the Borrower shall, and shall ensure that any Guarantor shall, continue to make all payments due under this Agreement or the Deed of Guarantee, as the case may be, to the Lender and the relevant assignee(s) in the proportion of their respective interests.

(b) The Lender may in such manner and upon such terms as it shall think fit invite other banks or financial institutions to assign, sub-participate or novate in making the Loan available to the Borrower or in continuing the same.

(c) Any additional taxes, costs or expenses which may be incurred in the course of or by reason of the assignment and/or sub-participation and/or novation by the Lender of its rights and obligations under this clause 17.2 or under the other Finance Documents which would not have been incurred by the Lender but for such assignment and/or sub-participation and/or novation shall be borne by the Lender or its assignees and/or its sub-participants.

(d) The Borrower shall not be concerned in any way with any such assignment and/or sub-participation and/or novation save as provided by this clause 17.2.

17.3 **Partial Assignment By Lender**

If the Lender assigns the whole or any part of its rights, benefits or obligations pursuant to clause 17.2 (Transfers by the Lender), all references in this Agreement to "Lender" shall thereafter be construed as including the Lender and/or such assignee(s) to the extent of their respective participation.

17.4 **Disclosure of Information**

The Lender may disclose on a confidential basis (but not so as to be in breach of any applicable securities law) to a proposed assignee, novatee, transferee or any sub-participant, risk participant or other participant proposing to enter or having entered into a contract with the Lender regarding the Finance Documents any information in the possession of the Lender relating to the Borrower and any of the Guarantors and their respective financial conditions, assets and properties (including, without limitation, the Vessel).

18. **INDEMNITIES**

18.1 **Indemnity Relating to the Vessel**

The Borrower shall assume liability for and agrees to indemnify, protect, save and keep harmless the Lender, its assigns and agents, from and against any and all liabilities, losses, damages, injuries, claims, demands, suits, proceedings (whether civil or criminal), judgments, awards, fines, sanctions, penalties (including in particular, but without limitation to the foregoing generality, liabilities arising from any oil, liquid, gas or other substance emanating or threatening to emanate from the Vessel) or settlements, salvage, general average and all expenses, legal or otherwise, of whatsoever kind and nature arising from or in connection with:

(a) any lien, charge or encumbrance of any nature on the Vessel or any claim of any nature on the Vessel by any third party, founded or unfounded, whether arising before or after the date of this Agreement, arising directly or indirectly from the transactions contemplated in this Agreement;

(b) the ownership, lease, chartering, use, condition, maintenance or operation of the Vessel, and by whomsoever chartered, used or operated including any sub-time charter approved by the Lender; and

(c) any failure on the part of the Borrower to perform or comply with any of the terms of this Agreement.

18.2 **General Indemnity**

(a) The Borrower shall fully indemnify the Lender on the Lender's demand in respect of all expenses, liabilities and losses which are incurred by the Lender, or which the Lender, reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(i) the Advance not being borrowed on any of the Drawdown Dates for any reason other than a default by the Lender;

(ii) the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(iii) any failure (for whatever reason) by the Borrower to make payment of any amount due under this Agreement on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned); and/or

(iv) the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under clause 13 (Events of Default);

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any of the Finance Documents.

(b) Without limiting its generality, this clause 18.2 covers any liability, expense or loss, including a loss of a prospective profit, incurred by the Lender:

(i) in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(ii) in terminating, reversing or unwinding any contract concluded or entered into under or otherwise in connection with, any interest and/or currency swap or any other transaction (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement.

18.3 **Currency Indemnity**

Without prejudice to clause 18.1 (Indemnity Relating to the Vessel) and clause 18.2 (General Indemnity), if:

(a) any amount payable by the Borrower under or in connection with any Finance Document is received by the Lender (or by an agent on behalf of the Lender) in a currency (the **"Payment Currency"**) other than that agreed in the relevant Finance Document (the **"Agreed Currency"**), whether as a result of any judgment or order, the enforcement of any judgment or order, the liquidation of the Borrower or otherwise, and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; or

(b) any amount payable by the Borrower under or in connection with any Finance Document has to be converted from the Agreed Currency into another currency for the purpose of:

(i) making or filing a claim or proof against the Borrower;

(ii) obtaining an order or judgment in any court or other tribunal; or

(iii) enforcing any order or judgment given or made in relation to any Finance Document,

then the Borrower will, as an independent obligation, on demand indemnify the Lender for the deficiency and any loss sustained as a result. Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the Lender as being most appropriate for the conversion. The Borrower will also pay the costs of the conversion.

18.4 **Waiver**

The Borrower waives any right it may have in any jurisdiction to pay any amount under any Finance Document in a currency other than that in which it is expressed to be payable in that Finance Document.

19. **MISCELLANEOUS**

19.1 **Certificates Conclusive**

Save as expressly provided otherwise in any Finance Document, a certificate, determination, notification or opinion of the Lender stipulated for in any Finance Document or as to any rate of interest or any other amount payable under any Finance Document will be conclusive and binding on the Borrower, except in the case of manifest error.

19.2 **Conflict between this Agreement and any Other Finance Document**

If there is conflict in the meaning or otherwise between the terms of this Agreement and the terms of any other Finance Document, the terms of this Agreement shall govern.

19.3 **No Implied Waivers**

(a) No failure or delay by the Lender in exercising any right, power or privilege under any Finance Document will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.

(b) The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights and remedies provided by law.

(c) A waiver given or other consent granted by the Lender under any Finance Document will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

19.4 **Invalidity of any Provision**

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the

remaining provisions shall not be affected or impaired in any way. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

19.5 **Two Originals**

This agreement shall be executed in two originals, one each of which shall be held and kept by the Lender and the Borrower.

19.6 **Loan Extension**

The Lender may consider extension of the Loan prior to maturity if so requested by the Borrower. However, any extension shall be in the sole discretion of the Lender, and shall, if applicable, be on such terms as the Lender shall agree.

19.7 **Third Party Rights**

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the parties to this agreement shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

20. **GOVERNING LAW AND SUBMISSION TO JURISDICTION**

20.1 **Governing Law**

This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by, and construed in all respects in accordance with the laws of England.

20.2 **Submission to Jurisdiction**

The Borrower hereby irrevocably submits to the jurisdiction of the courts of England for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgment against its assets and in any action or proceeding arising out of or relating to this Agreement, and the Borrower hereby irrevocably waives the defence of *forum non conveniens* with regard to the maintenance of such action or proceedings.

20.3 **Freedom of Choice**

The submission to the jurisdiction of the courts referred to in clause 20.2 (Submission to Jurisdiction) shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

20.4 **Service of Process**

The Borrower hereby undertakes to irrevocably appoint an agent satisfactory to the Lender with an office in England, Great Britain to receive on its behalf service of summons and complaint and any other process which may be served in any action or proceedings and to notify the Lender of the name and address of such agent promptly following execution of this Agreement.

IN WITNESS whereof this Agreement has been executed on the date first above written.

SCHEDULE 1

Documentary Conditions Precedent

1. **CERTIFICATES**

1.1 A certificate in the agreed form from the Borrower duly signed by its authorised officer or attorney-in fact attaching the following documents, together with English translations thereof:

(a) a copy, duly certified as a true copy by a duly authorised officer, of the certificate of good standing of the Borrower;

(b) a copy, duly certified as a true copy by a duly authorised officer or attorney-in-fact of the Borrower, of the Articles of Incorporation and by-laws of the Borrower;

(c) a certified copy of the resolution of the Board of Directors of the Borrower (or equivalent) approving the transactions and matters contemplated by this Agreement and the other Finance Documents and approving the execution, delivery and performance of each Finance Documents and authorising named persons to sign the Finance Documents and any documents to be delivered by the Borrower under any of the same;

(d) if required under its constitutional or governing documents, a certified copy of a resolution of the shareholders of the Borrower approving the transactions and matters contemplated by the Finance Documents; and

(e) acknowledgement of appointment of a process agent in Japan for acceptance of service of process.

1.2 A certificate in the agreed form from each of the Corporate Guarantors signed by its authorised officer or attorney-in-fact attaching the following documents, together with English translations thereof:

(a) the Registry Certificate or the Certificate of Good Standing (as appropriate);

(b) a certified copy of the Articles of Incorporation and by-laws;

(c) a certified copy of the resolution of the Board of Directors of the Guarantors (or equivalent) approving the transactions and matters contemplated by the Deed of Guarantee, this Agreement and the other Finance Documents and approving the execution, delivery and performance of the Deed of Guarantee and authorising named persons to sign the Deed of Guarantee and any other documents to be delivered by the relevant Guarantors under the Deed of Guarantee; and

(d) if required under its constitutional or governing documents, a certified copy of a resolution of the shareholders of each of the Guarantors approving the transactions and matters contemplated by the Finance Documents.

1.3 A certificate in the agreed form from the Borrower duly signed by its authorised officer or attorney-in-fact attaching the following documents, together with English translations thereof:

(a) a certified copy of the provisional certificate of the registry of the Vessel in the name of the Borrower issued by the Panamanian authority;

(b) all documentary evidence that the present class of the Vessel is maintained in the name of the Borrower;

(c) a cover note or letter of undertaking issued by the relevant Insurer of such insurance on the Vessel taken out by and in the name of the Borrower as required under the relevant provisions of the Vessel Mortgage in or to which policies such loss payable clause and notice of cancellation clauses as required under the relevant provisions of the Assignment of Insurance will following delivery of the Vessel be duly endorsed or attached; and

(d) a copy of all entry certificates of the Vessel in the ownership of the Borrower by the P & I Club and a copy of the rules of the P & I Club in or on which, if so requested by the Lender, a loss payable clause and notice of cancellation clauses will following delivery of the Vessel be endorsed or contained.

2. **DOCUMENTS**

Each of the following documents in the agreed form duly executed and delivered by all parties to them:

(a) a copy of the Memorandum of Agreement;

(b) copies of the certificates required by the Memorandum of Agreement to be delivered to the Borrower and copy of a Protocol of Delivery and Acceptance for the Vessel issued by the Seller and the Borrower;

(c) a copy of each of the Seller's Certificate and the Bill of Sale, respectively, issued by the Seller in favour of the Borrower, duly notarised and legalised;

(d) an original Assignment of Insurance, together with any and all documents and instruments to be delivered to the Lender under the Assignment of Insurance;

(e) original Deed of Guarantee;

(f) original First Preferred Panamanian Mortgage;

(g) evidence in the form of a certificate signed by an authorised signatory of the Borrower confirming that apart from the First Preferred Panamanian Mortgage, no encumbrance has been created over any part of the Vessel;

(h) a copy of the Provisional Certificate of Registration and Radio Station License of the Vessel;

(i) copy of the resolution of the meeting of the board of directors and shareholders of the Seller approving the sale of the Vessel to the Borrower and authorizing the Seller's officers to execute the sale and delivery documents;

(j) copy of power of attorney authorizing the Seller's officers to execute the sale and delivery documents;

(k) copy of certificate by Panamanian registry dated no more than 5 business days prior to the expected delivery date of the Vessel to the Borrower confirming that:

    (i) Vessel is free from registered encumbrances; and

(ii) Vessel is tax cleared;

(l) copy of class maintenance certificate dated not more than 5 business days prior to the expected delivery date or the Vessel to the Borrower stating that Vessel class is maintained free from recommendations;

(m) copy of commercial invoice showing Vessel description and purchase price;

(n) copy of invoice for remaining bunkers and unusual lubricating oils onboard Vessel;

(o) copy of letter of undertaking from Seller stating that Seller will provide (i) a certificate of deletion to the Borrower within 30 banking days of delivery of Vessel to Borrower, (ii) a copy of International Ship Security Certificate and continuous synopsis record ("CSR") documents and any amendments to the same, and (iii) original CSR documents and any amendment issued by Panamanian registry reflecting deletion of the Vessel from Panamanian registry;

(p) copy of letter of undertaking from Seller stating that the Vessel is not blacklisted by any nations, country or organisation at time of delivery to Borrower;

(q) a cash flow projection for the Vessel in a form and substance satisfactory to the Lender;

(r) copy of Mr. Li Honglin's passport and documentary evidence of Mr. Li Honglin's current residential address; and

(s) copy of Ms. Xue Ying's passport and documentary evidence of Ms. Xue Ying's current residential address.

3. **LEGAL OPINIONS**

Each of the following legal opinions in form and substance satisfactory to the Lender:

(i) Panamanian law legal opinion of Morgan & Morgan;

(ii) British Virgin Islands law legal opinion of Walkers; and

(iii) Texas law legal opinion of Andrews Kurth.

SCHEDULE 2

Drawdown Notice

To: **Dialease Maritime S.A.**
c/o Mitsubishi UFJ Lease & Finance Company Limited
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo, Japan

From: **Bao Shun Shipping S.A.**

Date: ●, 2009

Dear Sirs,

We refer to a loan agreement (the **"Loan Agreement"**) for financing the purchase of one (1) 32,379 DWT Bulk Carrier presently currently known as m.v. ANGEL ACCORD to be renamed as m.v. BAO SHUN, dated ●, 2009 and made by and between Dialease Maritime S.A. as lender and ourselves as the borrower.

We hereby give notice in accordance with clause 4.1 (Delivery of Drawdown Notices) of the Loan Agreement of our intention to draw down thereunder and request the drawdown be made as follows:

(a)	Amount:	Japanese Yen amount equivalent to Fourteen Million Four Hundred and Ninety Thousand United States Dollars (US$14,490,000.00) to be exchanged at the T.T.M. Rate as of the Delivery Date
(b)	Drawdown Date:	[●], 2009
(c)	Payment should be made to:	[●] Bank, [●] Branch, Ordinary Account No. [●] held by [●]

We confirm that:

(i) the representations and warranties made in clause 11 (Representations and Warranties) of the Loan Agreement stipulated as being made or repeated on the date of this Drawdown Notice are true and accurate as if made in relation to the facts and circumstances existing on that date; and

(ii) no Default has occurred and is continuing or will occur as a result of the proposed Advance being made.

Terms defined in the Loan Agreement have the same meanings when used in this Drawdown Notice.

....
[*Director & President*]
for and on behalf of
Bao Shun Shipping S.A.

SCHEDULE 3

Repayment Schedule

Time	Date	Principal Repayment JPY amount equivalent to USD	Outstanding Loan Balance JPY amount equivalent to USD
			USD 14,490,000
1	1 month from Delivery Date	USD 109,773	USD 14,380,227
2	2 months from Delivery Date	USD 109,773	USD 14,270,454
3	3 months from Delivery Date	USD 109,773	USD 14,160,681
4	4 months from Delivery Date	USD 109,773	USD 14,050,908
5	5 months from Delivery Date	USD 109,773	USD 13,941,135
6	6 months from Delivery Date	USD 109,773	USD 13,831,362
7	7 months from Delivery Date	USD 109,773	USD 13,721,589
8	8 months from Delivery Date	USD 109,773	USD 13,611,816
9	9 months from Delivery Date	USD 109,773	USD 13,502,043
10	10 months from Delivery Date	USD 109,773	USD 13,392,270
11	11 months from Delivery Date	USD 109,773	USD 13,282,497
12	12 months from Delivery Date	USD 109,773	USD 13,172,724
13	13 months from Delivery Date	USD 109,773	USD 13,062,951
14	14 months from Delivery Date	USD 109,773	USD 12,953,178
15	15 months from Delivery Date	USD 109,773	USD 12,843,405
16	16 months from Delivery Date	USD 109,773	USD 12,733,632
17	17 months from Delivery Date	USD 109,773	USD 12,623,859
18	18 months from Delivery Date	USD 109,773	USD 12,514,086
19	19 months from Delivery Date	USD 109,773	USD 12,404,313
20	20 months from Delivery Date	USD 109,773	USD 12,294,540
21	21 months from Delivery Date	USD 109,773	USD 12,184,767
22	22 months from Delivery Date	USD 109,773	USD 12,074,994
23	23 months from Delivery Date	USD 109,773	USD 11,965,221
24	24 months from Delivery Date	USD 109,773	USD 11,855,448
25	25 months from Delivery Date	USD 109,773	USD 11,745,675
26	26 months from Delivery Date	USD 109,773	USD 11,635,902
27	27 months from Delivery Date	USD 109,773	USD 11,526,129
28	28 months from Delivery Date	USD 109,773	USD 11,416,356
29	29 months from Delivery Date	USD 109,773	USD 11,306,583
30	30 months from Delivery Date	USD 109,773	USD 11,196,810
31	31 months from Delivery Date	USD 109,773	USD 11,087,037
32	32 months from Delivery Date	USD 109,773	USD 10,977,264
33	33 months from Delivery Date	USD 109,773	USD 10,867,491
34	34 months from Delivery Date	USD 109,773	USD 10,757,718
35	35 months from Delivery Date	USD 109,773	USD 10,647,945
36	36 months from Delivery Date	USD 109,773	USD 10,538,172
37	37 months from Delivery Date	USD 109,773	USD 10,428,399
38	38 months from Delivery Date	USD 109,773	USD 10,318,626
39	39 months from Delivery Date	USD 109,773	USD 10,208,853
40	40 months from Delivery Date	USD 109,773	USD 10,099,080
41	41 months from Delivery Date	USD 109,773	USD 9,989,307

42	42 months from Delivery Date	USD 109,773	USD 9,879,534
43	43 months from Delivery Date	USD 109,773	USD 9,769,761
44	44 months from Delivery Date	USD 109,773	USD 9,659,988
45	45 months from Delivery Date	USD 109,773	USD 9,550,215
46	46 months from Delivery Date	USD 109,773	USD 9,440,442
47	47 months from Delivery Date	USD 109,773	USD 9,330,669
48	48 months from Delivery Date	USD 109,773	USD 9,220,896
49	49 months from Delivery Date	USD 109,773	USD 9,111,123
50	50 months from Delivery Date	USD 109,773	USD 9,001,350
51	51 months from Delivery Date	USD 109,773	USD 8,891,577
52	52 months from Delivery Date	USD 109,773	USD 8,781,804
53	53 months from Delivery Date	USD 109,773	USD 8,672,031
54	54 months from Delivery Date	USD 109,773	USD 8,562,258
55	55 months from Delivery Date	USD 109,773	USD 8,452,485
56	56 months from Delivery Date	USD 109,773	USD 8,342,712
57	57 months from Delivery Date	USD 109,773	USD 8,232,939
58	58 months from Delivery Date	USD 109,773	USD 8,123,166
59	59 months from Delivery Date	USD 109,773	USD 8,013,393
60	60 months from Delivery Date	USD 109,773	USD 7,903,620
61	61 months from Delivery Date	USD 109,773	USD 7,793,847
62	62 months from Delivery Date	USD 109,773	USD 7,684,074
63	63 months from Delivery Date	USD 109,773	USD 7,574,301
64	64 months from Delivery Date	USD 109,773	USD 7,464,528
65	65 months from Delivery Date	USD 109,773	USD 7,354,755
66	66 months from Delivery Date	USD 109,773	USD 7,244,982
67	67 months from Delivery Date	USD 109,773	USD 7,135,209
68	68 months from Delivery Date	USD 109,773	USD 7,025,436
69	69 months from Delivery Date	USD 109,773	USD 6,915,663
70	70 months from Delivery Date	USD 109,773	USD 6,805,890
71	71 months from Delivery Date	USD 109,773	USD 6,696,117
72	72 months from Delivery Date	USD 109,773	USD 6,586,344
73	73 months from Delivery Date	USD 109,773	USD 6,476,571
74	74 months from Delivery Date	USD 109,773	USD 6,366,798
75	75 months from Delivery Date	USD 109,773	USD 6,257,025
76	76 months from Delivery Date	USD 109,773	USD 6,147,252
77	77 months from Delivery Date	USD 109,773	USD 6,037,479
78	78 months from Delivery Date	USD 109,773	USD 5,927,706
79	79 months from Delivery Date	USD 109,773	USD 5,817,933
80	80 months from Delivery Date	USD 109,773	USD 5,708,160
81	81 months from Delivery Date	USD 109,773	USD 5,598,387
82	82 months from Delivery Date	USD 109,773	USD 5,488,614
83	83 months from Delivery Date	USD 109,773	USD 5,378,841
84	84 months from Delivery Date	USD 109,773	USD 5,269,068
	84 months from Delivery Date	USD 5,269,068	USD 0

Signatories to the Loan Agreement

Bao Shun Shipping S.A.

By: ....

Li Honglin

Director & President

For and on behalf of
BAO SHUN SHIPPING S.A.

....
Authorized Signature(s)

Dialease Maritime S.A.

By: ....

Kazuo Shibayama

Director & President